PROSPECTUS SUPPLEMENT (To Prospectus dated January 25, 2006)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F Senior Notes

Partially Capital Protected Notes Linked to an Index or a Basket of Indices

We, Morgan Stanley, may offer from time to time partially capital protected notes that are linked to an index or a basket of indices and which offer 90% to 99% capital protection. The specific terms of any such partially capital protected notes that we offer, including the name of the underlying index or indices and the level of capital protection, will be included in a pricing supplement. If the terms described in the applicable pricing supplement are inconsistent with those described in this prospectus supplement for partially capital protected notes or the accompanying prospectus, the terms described in the applicable pricing supplement will prevail. In this prospectus supplement for partially capital protected notes, we refer to the partially capital protected notes as the notes. The notes will have the following general terms:

•	The notes offer 90% to 99% capital protection, based on the specified minimum payment amount, if held to maturity.	•	The notes may bear interest, if any, at either a fixed rate or a floating rate, as specified in the applicable pricing supplement on the dates specified in the applicable pricing supplement.

•	At maturity the notes will pay in cash the minimum payment amount plus an amount, if any, which may not be less than zero, based on the percentage change in value of an underlying index or basket of indices of securities over the life of the notes.	• •	The notes will be senior unsecured obligations of ours. The notes will be held in global form by The Depository Trust Company, unless the pricing supplement provides otherwise.

The applicable pricing supplement will describe the specific terms of the notes, including any changes to the terms specified in this prospectus supplement. See “Description of Partially Capital Protected Notes” on S-20.

Investing in the notes involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page S-16.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated, our wholly owned subsidiary, has agreed to use reasonable efforts to solicit offers to purchase these securities as our agent. The agent may also purchase these securities as principal at prices to be agreed upon at the time of sale. The agent may resell any securities it purchases as principal at prevailing market prices, or at other prices, as the agent determines.

Morgan Stanley & Co. Incorporated may use this prospectus supplement, the applicable pricing supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

MORGAN STANLEY

May 11, 2007

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this prospectus supplement and the accompanying prospectus relating to the notes, see the section of this prospectus supplement called “Plan of Distribution.”

     No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this prospectus supplement nor the accompanying prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this prospectus supplement or the accompanying prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

     The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

     (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

     (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

     (c) a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

     (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any applicable pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. As used in this prospectus supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

SUMMARY

     The following summary describes the partially capital protected notes linked to an index or a basket of indices and which offer 90% to 99% capital protection that we, Morgan Stanley, may offer from time to time, in general terms only. You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement. We may also prepare free writing prospectuses that describe particular issuances of partially capital protected notes. Any free writing prospectus should also be read in connection with this prospectus supplement and the accompanying prospectus. For purposes of this prospectus supplement, any references to an applicable pricing supplement may also refer to a free writing prospectus, unless the context otherwise requires.

     We will sell these notes primarily in the United States, but may also sell them outside the United States or both in and outside the United States simultaneously. The notes we offer under this prospectus supplement are among the notes we refer to as our Series F medium-term notes. We refer to the offering of the Series F medium-term notes as our Series F program. See “Plan of Distribution” in this prospectus supplement.

Partially Capital Protected Notes

General terms of the notes

The notes will pay in cash the minimum payment amount at maturity plus a supplemental redemption amount, if any, that will not be less than zero, and that is based on the percentage change in value of an index or a basket of indices of securities, which we refer to as the underlying index or the underlying basket of indices, over the life of the notes. The minimum payment amount will determine the level of capital protection for any particular issuance of notes and will be a cash amount equal to 90% to 99% of the stated principal amount. Some of the potential underlying indices that may be specified in the applicable pricing supplement are described in Annex A to this prospectus supplement titled “Underlying Indices and Underlying Index Publishers.”

Payment at maturity

At maturity, we will pay you the minimum payment amount, plus the supplemental redemption amount, if any.

     The Minimum Payment Amount Offers Only 90% to 99% Capital Protection

The minimum payment amount will be specified in the applicable pricing supplement and will be a cash amount equal to 90% to 99% of the stated principal amount. The minimum payment amount will determine the level of capital protection offered by any particular issuance of notes. As the minimum payment amount will always be less than the stated principal amount, the notes are not fully capital protected. If the supplemental redemption amount is less than the difference between the minimum payment amount and the stated principal amount, you will receive less than the stated principal amount at maturity.

The Supplemental Redemption Amount

Unless otherwise specified in the applicable pricing supplement, the supplemental redemption amount for each note will be equal to the stated principal amount times the applicable participation rate times the index percent change.

The participation rate indicates the extent to which you will participate in any change in the value of the underlying index or basket of indices. If the participation rate is less than 100%, you will participate in less than the full change in value. If the participation rate is greater than 100%, you will participate in the change in value of the underlying index or indices on a leveraged basis.

For issuances of notes that are based on the increase of the value of an index or basket of indices, which we refer to as “bull notes,” the index percent change equals the percentage, if any, by which the final index value exceeds the initial index value.

For bull notes that are linked to a single index, the supplemental redemption amount will be calculated as follows:

where,

stated principal amount	=	the stated principal amount per note payable on the maturity date, as specified in the applicable pricing supplement

participation rate	=	100%, unless otherwise specified in the applicable pricing supplement

index percent change	=	final index value – initial index value
initial index value

For bull notes, if the final index value is less than or equal to the initial index value, the supplemental redemption amount will be zero. Therefore, you will receive only the minimum payment amount for each note that you hold, and will not receive any supplement redemption amount. As the minimum payment amount is less than the stated principal amount, this will mean you will lose money on your initial investment.

initial index value	=	the index closing value of the underlying index on the index setting date specified in the applicable pricing supplement

final index value	=	the index closing value of the underlying index on the determination date specified in the applicable pricing supplement

index closing value	=	the value of an underlying index or any successor index at the regular weekday close of trading on the index business day for the underlying index

Other features of partially capital protected notes

Certain partially capital protected notes may have features that differ from the basic partially capital protected notes described above. An issuance of partially capital protected notes could combine more than one of the features listed below.

Notes Linked to a Basket of Indices:

For issuances of notes linked to a basket of indices, the mechanics described above under “—Payment at maturity” will apply, except that:

•	the initial index value will equal a predetermined basket value specified in the applicable pricing supplement. On the basket setting date, which will be the day we price the notes for initial sale to the public, unless otherwise specified in the applicable pricing supplement, the Calculation Agent will determine the fractional value of each index included in the basket, which we refer to as a “basket index,” by calculating a multiplier so that each basket index will represent its applicable weighting in the initial index value. The basket closing value, which is the sum of the products of the index closing value of each of the basket indices and the applicable multiplier for each basket indices, calculated on the basket setting date will equal the initial index value. The multiplier for each basket index will remain constant for the term of the notes. The weighting, the multiplier and the index closing value of each basket index used to calculate the initial index value will be specified in the final pricing supplement for each offering of notes; and

•	the final index value will equal the basket closing value on the determination date specified in the applicable pricing supplement, which will equal the sum of the products of the index closing value of each of the basket indices on such determination date and the applicable multiplier for each of the basket indices.

See “Description of Partially Capital Protected Notes—General Terms of the Notes—Some Definitions” for definition of terms related to notes linked to a basket of indices.

Multiple Determination Dates:

For issuances of notes that have multiple determination dates, which will be specified in the applicable pricing supplement, the mechanics described above under “—Payment at maturity” will apply, except that, in lieu of the final index value, we will use the final average index value, which will equal:

•	for notes linked to a single index, the arithmetic average of the index closing values of the underlying index on the relevant determination dates, as calculated by the Calculation Agent on the final determination date, or

•	for notes linked to a basket of indices, the arithmetic average of the basket closing values of the basket indices on the relevant determination dates, as calculated by the Calculation Agent on the final determination date.

Bear Notes:

For issuances of notes that are based on the decrease of the value of an underlying index or basket of indices, which we refer to as “bear notes,” the mechanics described above under “—Payment at maturity” will apply, except that the index percent change will equal the percentage, if any, by which the final index value is less than the initial index value.

thus, for bear notes

index percent	=	initial index value – final index value
change		initial index value

For bear notes, if the final index value is greater than or equal to the initial index value, the supplemental redemption amount will be zero. Therefore, you will receive only the minimum payment amount for each note that you hold, and will not receive any supplement redemption amount. As the minimum payment amount is less than the stated principal amount, this will mean you will lose money on your initial investment.

Issue price of the notes includes commissions and projected profit

The issue price of the notes, which will be specified in the applicable pricing supplement, includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Use of Proceeds and Hedging” below.

Postponement of maturity date

If the scheduled determination date or final determination date, in the case of multiple determination dates, is not an index business day or if a market disruption event occurs on that day, the maturity date of the notes will be postponed until the second scheduled trading day following that determination date as postponed.

Interest

The notes may pay interest, if any, at a fixed rate or a floating rate, which will be specified in the applicable pricing supplement. If the notes pay interest, such interest will be paid on the interest payment dates specified in the applicable pricing supplement.

Other terms of the notes	•	The notes will not be listed on any securities exchange, unless we specify otherwise in the applicable pricing supplement.
	•	The notes will be senior unsecured obligations of ours.
	•	The applicable pricing supplement will specify whether the notes will be callable by us or puttable by you.
	•	You will not have the right to present the notes to us for repayment prior to maturity, unless the applicable pricing supplement provides otherwise.
	•	The notes may be issued at a discount to their stated principal amount.
	•	We may from time to time, without your consent, create and issue additional notes of any series with the same terms as the notes previously issued so that they may be combined with the earlier issuance.

Our call right

If so specified in the applicable pricing supplement, we will have the right to call all or part of the notes, beginning on the initial call date specified in the applicable pricing supplement. If we decide to call the notes, we will:

	•	send a notice announcing that we have decided to call the notes;
	•	specify in the notice the call price that we will pay you in exchange for each note; and
	•	specify in the notice a call date when you will receive the call price; the call date will be at least 10 days and no more than 30 calendar days after the date of the notice, or within the redemption notice period specified in the applicable pricing supplement.

The call price or call prices will be specified in the applicable pricing supplement. In the case of notes issued with original issue discount, the call price on any call date will include the yield that will have accrued on the note since the most recent date for which a call price is specified. Also see the section in this prospectus supplement called “Description of Partially Capital Protected Notes–Additional Price Dependent Call Right.”

MS & Co. will be the Calculation Agent

We have appointed our affiliate Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., to act as Calculation Agent for us with respect to the partially capital protected notes. As Calculation Agent, MS & Co. will determine the initial index value, the index closing values, the multipliers, the final index value, the final average index value, the percentage change in the underlying index or basket of indices, the supplemental redemption amount, the payment at maturity and whether a market disruption event has occurred. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

Forms of securities

The partially capital protected notes will be issued in fully registered form and will be represented by a global security registered in the name of a nominee of The Depository Trust Company, as depositary, unless we indicate in the applicable pricing supplement that they will be represented by certificates issued in definitive form. We will not issue book-entry securities as certificated securities except under the circumstances described in “Forms of Securities — The Depositary” in the prospectus, under which heading you may also find information on The Depository Trust Company’s book-entry system.

The notes should be treated as short-term debt instruments for U.S. federal income tax purposes, if the term of the notes is equal to or less than one year

Generally, unless otherwise provided in the applicable pricing supplement, if the term of the notes is equal to or less than one year (taking into account the last possible date that the notes could be outstanding), the notes should be treated as “short-term” debt instruments for U.S. federal income tax purposes. Certain aspects of the tax treatment of an investment in such notes are uncertain. You are urged to review carefully the section entitled “United States Federal Taxation” in this prospectus supplement and consult your tax advisors regarding your particular circumstances.

The notes should be treated as contingent payment debt instruments for U.S. federal income tax purposes, if the term of the notes is more than one year	Generally, unless otherwise specified in the applicable pricing supplement, if the term of the notes is more than one year (taking into account the last possible date that the notes could be outstanding), the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this prospectus supplement called “United States Federal Taxation.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this prospectus supplement) of the notes even though you may not receive any stated interest on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the sections called “United States Federal Taxation” in this prospectus supplement and “United States Federal Taxation” in the accompanying prospectus.

Where you can find more information on the notes

Because this is a summary, it does not contain all of the information that may be important to you including the specific requirements for the exercise of our call right. You should read the “Description of Partially Capital Protected Notes” section in this prospectus supplement and the “Description of Debt Securities” section in the prospectus for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section of this prospectus supplement called “Risk Factors.”

We urge you to consult with your investment, legal, accounting and other advisors with regard to any investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYMENTS ON THE PARTIALLY CAPITAL PROTECTED NOTES

     The following examples illustrate the payment at maturity on the notes for a range of hypothetical issuances of notes with the following characteristics: (a) bull notes with a single determination date; (b) bull notes with multiple determination dates; (c) bear notes with a single determination date; and (d) bear notes with multiple determination dates.

     General terms for the hypothetical issuances described below:

Stated principal amount:	$10
Hypothetical minimum payment amount:	$9.50 (95% capital protection)
Hypothetical initial index value:	1,000

      (a) Bull notes with a single determination date:

     At maturity, if the final index value is greater than the initial index value, for each $10 stated principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the hypothetical minimum payment amount of $9.50. The supplemental redemption amount will be calculated on the determination date and is equal to the product of (i) $10 times (ii) the participation rate times (iii) the percentage, if any, by which the final index value exceeds the initial index value.

     Presented below is a hypothetical example showing how the payment on the notes, including the supplemental redemption amount, is calculated, as well as a table showing a range of hypothetical payments on the notes.

Example 1:

The final index value is 50% greater than the initial index value.

Final index value:	1,500
Hypothetical participation rate:	130%

     In the example above, the total payment at maturity per note will equal $16.00, which is the sum of the hypothetical minimum payment amount of $9.50 and a supplemental redemption amount of $6.50. The examples of the hypothetical supplemental redemption amounts and payments at maturity provided in the table below are intended to illustrate the effect of the hypothetical minimum payment amount of $9.50 and the participation rate on each $10 stated principal amount of notes for the specified final index values, however they do not cover the complete range of possible payments at maturity. If the supplemental redemption amount is equal to zero, your payment at maturity will equal only the hypothetical minimum payment amount of $9.50, which represents a 5% loss on your initial investment.

Percent Return of Hypothetical Underlying Index	Final Index Value	Stated Principal Amount	Supplemental Redemption Amount	Hypothetical minimum payment amount	Payment at Maturity	Percent Return on $10 Note

-100%	0	$10.00	$0.00	$9.50	$9.50	-5%
-50%	500	$10.00	$0.00	$9.50	$9.50	-5%
-40%	600	$10.00	$0.00	$9.50	$9.50	-5%
-30%	700	$10.00	$0.00	$9.50	$9.50	-5%
-20%	800	$10.00	$0.00	$9.50	$9.50	-5%
-10%	900	$10.00	$0.00	$9.50	$9.50	-5%
0%	1,000	$10.00	$0.00	$9.50	$9.50	-5%
5%	1,050	$10.00	$0.65	$9.50	$10.15	1.5%
10%	1,100	$10.00	$1.30	$9.50	$10.80	8%
20%	1,200	$10.00	$2.60	$9.50	$12.10	21%
30%	1,300	$10.00	$3.90	$9.50	$13.40	34%
40%	1,400	$10.00	$5.20	$9.50	$14.70	47%
50%	1,500	$10.00	$6.50	$9.50	$16.00	60%
60%	1,600	$10.00	$7.80	$9.50	$17.30	73%
70%	1,700	$10.00	$9.10	$9.50	$18.60	86%
80%	1,800	$10.00	$10.40	$9.50	$19.90	99%
90%	1,900	$10.00	$11.70	$9.50	$21.20	112%
100%	2,000	$10.00	$13.00	$9.50	$22.50	125%

Example 2:

The final index value is 50% greater than the initial index value but the hypothetical participation rate is lower than Example 1.

Final index value:	1,500
Hypothetical participation rate:	80%

     In the example above, the total payment at maturity per note will equal $13.50, which is the sum of the hypothetical minimum payment amount of $9.50 and a supplemental redemption amount of $4. The supplemental redemption amount, if any, is based on the final index value, which is equal to the index closing value on the determination date. It is not possible to present a chart or table illustrating the complete range of possible payments at maturity. The table demonstrates how if the supplemental redemption amount is less than the difference between the stated principal amount and the hypothetical minimum payment amount, your payment at maturity will be less than the stated principal amount, resulting in a loss on your initial investment.

Percent Return of Hypothetical Underlying Index	Final Index Value	Stated Principal Amount	Supplemental Redemption Amount	Hypothetical minimum payment amount	Payment at Maturity	Percent Return on $10 Note

-100%	0	$10.00	$0.00	$9.50	$9.50	-5%
-50%	500	$10.00	$0.00	$9.50	$9.50	-5%
-40%	600	$10.00	$0.00	$9.50	$9.50	-5%
-30%	700	$10.00	$0.00	$9.50	$9.50	-5%
-20%	800	$10.00	$0.00	$9.50	$9.50	-5%
-10%	900	$10.00	$0.00	$9.50	$9.50	-5%
0%	1,000	$10.00	$0.00	$9.50	$9.50	-5%
5%	1,050	$10.00	$0.40	$9.50	$9.90	-1%
10%	1,100	$10.00	$0.80	$9.50	$10.30	3%
20%	1,200	$10.00	$1.60	$9.50	$11.10	11%
30%	1,300	$10.00	$2.40	$9.50	$11.90	19%
40%	1,400	$10.00	$3.20	$9.50	$12.70	27%
50%	1,500	$10.00	$4.00	$9.50	$13.50	35%
60%	1,600	$10.00	$4.80	$9.50	$14.30	43%
70%	1,700	$10.00	$5.60	$9.50	$15.10	51%
80%	1,800	$10.00	$6.40	$9.50	$15.90	59%
90%	1,900	$10.00	$7.20	$9.50	$16.70	67%
100%	2,000	$10.00	$8.00	$9.50	$17.50	75%

     (b) Bull notes with multiple determination dates:

     In the case of bull notes with multiple determination dates, the supplemental redemption amount, if any, is based on the final average index value, which equals the arithmetic average of the index closing values of the underlying index on the determination dates (four in our example below) specified in the applicable pricing supplement. Because the value of the underlying index may be subject to significant fluctuations over the period covered by the determination dates, it is not possible to present a chart or table illustrating the complete range of possible payments at maturity. The examples of the hypothetical payment calculations that follow are intended to illustrate the effect of general trends in the index closing value of the underlying index over such period on the amount payable to you at maturity. However, the underlying index may not increase or decrease over such period in accordance with any of the trends depicted by the hypothetical examples below.

     The following four examples illustrate the payment at maturity on the notes for a range of hypothetical index closing values in an hypothetical issuance with four determination dates and demonstrate the impact of basing the calculation of the supplemental redemption amount for the notes on the final average index value.

	Example 1	Example 2	Example 3	Example 4
	Index Closing Value	Index Closing Value	Index Closing Value	Index Closing Value
1st Determination Date 2nd Determination Date 3rd Determination Date Final Determination Date	1,300 1,400 1,500 1,600	1,100 1,000 900 800	1,300 1,400 1,200 1,000	1,100 900 850 1,250
Final Average Index Value:	1,450.00	950.00	1,225.00	1,025
Participation Rate :	130%	130%	130%	130%
Supplemental Redemption Amount:	$5.85	$0.00	$2.93	$0.325
Hypothetical Minimum Payment Amount:	$9.50	$9.50	$9.50	$9.50
Payment at Maturity on a $10 investment:	$15.35	$9.50	$12.43	$9.825

  In Example 1, the index closing value increases on each determination date and, due to the averaging of the index closing values over the determination dates, the final average index value of 1,450 is lower than the index closing value of 1,600 on the final determination date. At maturity, for each note the investor receives $15.35, the sum of the hypothetical minimum payment amount of $9.50 and the supplemental redemption amount of $5.85. The return on the notes at maturity represents a 53.5% increase above the stated principal amount, which is less than the simple index return of approximately 60% over the term of the notes.

  In Example 2, the index closing value decreases on each determination date and, due to the averaging of the index closing values over the determination dates, the final average index value of 950 is higher than the index closing value of 800 on the final determination date. But because the final average index value is less than the initial index value, there is no supplemental redemption amount. Further, since the hypothetical minimum payment amount is only $9.50, the investor receives only $9.50 for each note at maturity which represents a loss of 5% on the stated principal amount.

  In Example 3, the index closing value reaches a high of 1,400 on the second determination date and declines on subsequent determination dates. At maturity, the final average index value of 1,225 is higher than the index closing value of 1,000 on the final determination date. At maturity, for each note the investor receives $12.43, the sum of the hypothetical minimum payment amount of $9.50 and the supplemental redemption amount of $2.43. The return on the notes at maturity represents a 24.3% increase above the stated principal amount, even though the simple index return over the term of the notes is 0%.

  In Example 4, the index closing value increases initially but declines on each of the subsequent two determination dates to a low of 850 and increases on the final determination date. At maturity, the final average index value of 1,025 is less than the index closing value of 1,250 on the final determination date but slightly more than the initial index value. However, because the final average index value has not increased sufficiently above the initial index value, the supplemental redemption amount of $0.325 per note means that the investor receives only $9.825 at maturity (the hypothetical minimum payment amount of $9.50 plus $0.325), which less than the stated principal amount. Accordingly, even though the simple index return was 25% over the term of the notes, the payment at maturity represents a 1.75% loss on the stated principal amount.

  (c) Bear notes with a single determination date:

  At maturity, if the final index value is less than the initial index value, for each $10 stated principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the hypothetical minimum payment amount of $9.50. The supplemental redemption amount will be calculated on the final determination date and is equal to (i) $10 times (ii) the participation rate times (iii) the percentage, if any, by which the final index value is less than the initial index value.

     Presented below is a hypothetical example showing how the payment on the notes, including the supplemental redemption amount, is calculated, as well as a table showing a range of hypothetical payments on the notes.

Example 1:

The final index value is 20% less than the initial index value.

Final index value:	800
Hypothetical participation rate:	130%

     In the example above, the total payment at maturity per note will equal $12.10, which is the sum of the hypothetical minimum payment amount of $9.50 and a supplemental redemption amount of $2.60. The examples of the hypothetical supplemental redemption amounts and payments at maturity provided in the table below are intended to illustrate the effect of the hypothetical minimum payment amount of $9.50 and the participation rate on each $10 stated principal amount of notes for the specified final index values, however they do not cover the complete range of possible payments at maturity.

Percent Return of Hypothetical Underlying Index	Final Index Value	Stated Principal Amount	Supplemental Redemption Amount	Hypothetical minimum payment amount	Payment at Maturity	Percent Return on $10 Note

-100%	0	$10.00	$13.00	$9.50	$22.50	125%
-90%	100	$10.00	$11.70	$9.50	$21.20	112%
-80%	200	$10.00	$10.40	$9.50	$19.90	99%
-70%	300	$10.00	$9.10	$9.50	$18.60	86%
-60%	400	$10.00	$7.80	$9.50	$17.30	73%
-50%	500	$10.00	$6.50	$9.50	$16.00	60%
-40%	600	$10.00	$5.20	$9.50	$14.70	47%
-30%	700	$10.00	$3.90	$9.50	$13.40	34%
-20%	800	$10.00	$2.60	$9.50	$12.10	21%
-10%	900	$10.00	$1.30	$9.50	$10.80	8%
-5%	950	$10.00	$0.65	$9.50	$10.15	1.5%
0%	1,000	$10.00	$0.00	$9.50	$9.50	-5%
10%	1,100	$10.00	$0.00	$9.50	$9.50	-5%
20%	1,200	$10.00	$0.00	$9.50	$9.50	-5%
30%	1,300	$10.00	$0.00	$9.50	$9.50	-5%
40%	1,400	$10.00	$0.00	$9.50	$9.50	-5%
50%	1,500	$10.00	$0.00	$9.50	$9.50	-5%
100%	2,000	$10.00	$0.00	$9.50	$9.50	-5%

Example 2:

The final index value is 20% less than the initial index value but the hypothetical participation rate is lower than Example 1.

Final index value:	800
Hypothetical participation rate:	80%

     In the example above, the total payment at maturity per note will equal $11.10, which is the sum of the hypothetical minimum payment amount of $9.50 and a supplemental redemption amount of $1.60. The examples of the hypothetical supplemental redemption amounts and payments at maturity provided in the table below are intended to illustrate the effect of the participation rate on each $10 stated principal amount of notes for the specified final index values, however they do not cover the complete range of possible payments at maturity. The table demonstrates how if the supplemental redemption amount is less than the difference between the stated principal amount and the hypothetical minimum payment amount, your payment at maturity will be less than the stated principal amount, resulting in a loss on your initial investment.

Percent Return of Hypothetical Underlying Index	Final Index Value	Stated Principal Amount	Supplemental Redemption Amount	Hypothetical minimum payment amount	Payment at Maturity	Percent Return on $10 Note

-100%	0	$10.00	$8.00	$9.50	$17.50	75%
-90%	100	$10.00	$7.20	$9.50	$16.70	67%
-80%	200	$10.00	$6.40	$9.50	$15.90	59%
-70%	300	$10.00	$5.60	$9.50	$15.10	51%
-60%	400	$10.00	$4.80	$9.50	$14.30	43%
-50%	500	$10.00	$4.00	$9.50	$13.50	35%
-40%	600	$10.00	$3.20	$9.50	$12.70	27%
-30%	700	$10.00	$2.40	$9.50	$11.90	19%
-20%	800	$10.00	$1.60	$9.50	$11.10	11%
-10%	900	$10.00	$0.80	$9.50	$10.30	3%
-5%	950	$10.00	$0.40	$9.50	$9.90	-1%
0%	1,000	$10.00	$0.00	$9.50	$9.50	-5%
10%	1,100	$10.00	$0.00	$9.50	$9.50	-5%
20%	1,200	$10.00	$0.00	$9.50	$9.50	-5%
30%	1,300	$10.00	$0.00	$9.50	$9.50	-5%
40%	1,400	$10.00	$0.00	$9.50	$9.50	-5%
50%	1,500	$10.00	$0.00	$9.50	$9.50	-5%
100%	2,000	$10.00	$0.00	$9.50	$9.50	-5%

      (d) Bear notes with multiple determination dates:

     In the case of bear notes with multiple determination dates, the supplemental redemption amount is based on the final average index value, which equals the arithmetic average of the index closing values on the determination dates (four in our example below) specified in the applicable pricing supplement. Because the index closing values may be subject to significant fluctuations over the period covered by the determination dates, it is not possible to present a chart or table illustrating the complete range of possible payments at maturity. The examples of the hypothetical payment calculations that follow are intended to illustrate the effect of general trends in the index closing value of the underlying index over such period on the amount payable to you at maturity. However, the index closing values may not increase or decrease over such period in accordance with any of the trends depicted by the hypothetical examples below.

     The following four examples illustrate the payment at maturity on the notes for a range of hypothetical index closing values in an hypothetical issuance with four determination dates and demonstrate the impact of basing the calculation of the supplemental redemption amount for the notes on the final average index value.

	Example 1	Example 2	Example 3	Example 4
	Index Closing Value	Index Closing Value	Index Closing Value	Index Closing Value
1st Determination Date	950	1,050	900	925
2nd Determination Date	900	1,100	800	1,150
3rd Determination Date	850	1,200	750	975
Final Determination Date	800	1,300	950	850
Final Average Index Value:	875.00	1,162.50	850.00	975
Participation Rate:	130%	130%	130%	130%
Supplemental Redemption Amount:	$1.63	$0.00	$1.95	$0.325
Hypothetical Minimum Payment Amount:	$9.50	$9.50	$9.50	$9.50
Payment at Maturity on a $10 investment:	$11.13	$9.50	$11.45	$9.825

  In Example 1, the index closing value decreases on each determination date. Consequently, the final average index value of 875 is higher than the index closing value of 800 on the final determination date. At maturity, for each note the investor receives $11.13, the sum of the hypothetical minimum payment amount of $9.50 and the supplemental redemption amount of $1.63. The return on the notes at maturity represents a 11.3% increase above the stated principal amount, which is less than if the return on the notes had been measured by the simple index return of -20% over the term of the notes.

  In Example 2, the index closing value increases on each determination date. Because the final average index value is greater than the initial index value, there is no supplemental redemption amount and the investor receives only the hypothetical minimum payment amount of $9.50 for each note at maturity, representing a loss of 5% on the stated principal amount.

  In Example 3, the index closing value declines on the first three determination dates to a low of 750 and increases on the final determination date. At maturity, the final average index value of 850 is less than the index closing value of 950 on the final determination date. At maturity, for each note the investor receives $11.45, the sum of the hypothetical minimum payment amount of $9.50 and the supplemental redemption amount of $1.95. The return on the notes at maturity represents a 14.5% increase above the stated principal amount, which is more than if the return on the notes had been measured by the simple index return of -5% over the term of the notes.

  In Example 4, the index closing value reaches a high of 1,150 on the second determination date and declines on the third and fourth determination dates. At maturity, the final average index value of 975 is higher than the index closing value of 850 on the final determination date. Because the final average index value has not decreased sufficiently below the initial index value, the supplemental redemption amount of $0.325 per note means that the investor receives $9.825 at maturity (the hypothetical minimum payment amount of $9.50 plus $0.325), which less than the stated principal amount. Accordingly, even though the simple index return was -15% over the term of the notes, the payment at maturity represents a 1.75% loss on the stated principal amount.

RISK FACTORS

     The partially capital protected notes are not secured debt, are riskier than ordinary debt securities, do not guarantee a full return of principal and may not pay interest. The payment you receive at maturity is linked to the performance of an underlying index or basket of indices, however, investing in the notes is not equivalent to investing directly in the underlying index or indices. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

The notes do not guarantee repayment of the stated principal amount at maturity

     The terms of the notes differ from those of ordinary debt securities in that the notes do not guarantee a full return of the stated principal amount at maturity. For bull notes, if the final index value or final average index value, as applicable, is less than or not sufficiently above the initial index value, you will receive less than the stated payment amount for each note you hold at maturity. For bear notes, if the final index value or final average index value, as applicable, is greater than or not sufficiently below the initial index value, you will receive less than the stated payment amount for each note you hold at maturity. The supplemental redemption amount must be at least equal to the difference between the minimum payment amount and stated principal amount before you receive a payment at maturity which is equal to or greater than the stated principal amount.

Unlike ordinary senior notes, the notes may not pay interest

     The terms of the notes differ from those of ordinary debt securities in that we may not pay interest on the notes. Because the supplemental redemption amount due at maturity may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the minimum payment amount will result in a loss on your initial investment and accordingly, will not compensate you for the effects of inflation and other factors relating to the value of money over time. Where the notes do not pay interest, they have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final index value or final average index value, as applicable, over the initial index value.

Secondary trading may be limited

     There may be little or no secondary market for the notes. Although we may decide to apply to list the notes on a stock exchange, we may not meet the requirements for listing of that particular stock exchange and do not expect to announce whether or not we will meet such requirements prior to the pricing date. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the notes but is not required to do so. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your notes would likely be lower than if an active market existed. If the notes are not listed on any securities exchange and MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

Market price of the notes will be influenced by many unpredictable factors

     Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

  the value of the underlying index or indices at any time and on any specified determination date;

  the volatility (frequency and magnitude of changes in value) of the underlying index or indices;

  interest and yield rates in the market;

  geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the stocks underlying the underlying index or indices or stock markets generally and that may affect the final index value or final average index value, as applicable;

  the time remaining to the maturity of the notes;

  the dividend rate on the stocks underlying the index or indices that your notes are linked to; and

  our creditworthiness.

     Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the stated principal amount if at the time of sale or on earlier determination dates, if any, in the case of bull notes, the underlying index or basket of indices is at, below or not sufficiently above the initial index value or, in the case of bear notes, the underlying index or basket of indices is at, above or not sufficiently below the initial index value, or if market interest rates rise.

     You cannot predict the future performance of the underlying index or indices based on its or their historical performance. We cannot guarantee, for bull notes, that the final index value or final average index value, as applicable, will be sufficiently higher than the initial index value and, for bear notes, that the final index value or the final average index value, as applicable, will be sufficiently lower than the initial index value so that you will receive at maturity an amount in excess of the stated principal amount of the notes.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or more of the basket indices may offset each other

     For notes where the supplemental redemption amount is based on a basket of two or more indices, price movements in the basket indices may not correlate with each other. At a time when the value of one or more of the basket indices increases, the value of one or more of the other basket indices may not increase as much or may even decline in value. Therefore, in calculating the basket closing value on any determination date, increases in the value of one or more of the basket indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket indices. You can review the historical prices of each of the basket indices in the section called “Historical Information” in the applicable pricing supplement. You cannot predict the future performance of any of the basket indices or of the basket as a whole, or whether increases in the values of any of the basket indices will be offset by decreases in the values of other basket indices, based on their historical performance. In addition, there can be no assurance that, for bull notes, the final index value or final average index value, as applicable, for the basket of indices will be higher than the initial index value and, for bear notes, that the final index value or final average index value, as applicable, will be lower than the initial index value. If the final index value or final average index value, as applicable, for a bull note is less than or not sufficiently above the initial index value and if the final index value or final average index value, as applicable, for a bear note is greater than or not sufficiently below the initial index value, you will receive at maturity only the minimum payment amount (or the minimum payment amount and a supplemental redemption amount that is less than the difference between the stated principal amount and the minimum payment amount) resulting in a loss on your initial investment.

Investing in the notes is not equivalent to investing in the underlying index or indices

     Investing in the notes is not equivalent to investing in the underlying index or basket of indices or their component stocks. The payment you receive at maturity on the notes will be based on the index closing value of the underlying index or indices on the specified determination date(s). Where the notes are bull notes with more than one determination date, it is possible for the final average index value to be lower than the initial index value even if the value of the underlying index at maturity is higher than the initial index value because a decline in the value of the underlying index or indices on any one determination date could more than offset any increase in the value of the underlying index or indices on the other determination dates. Where the notes are bear notes with more than one determination date, it is possible for the final average index value to be higher than the initial index value even if the value of the underlying index at maturity is lower than the initial index value because an increase in the value of the underlying index or indices on any one determination date could more than offset any decline in the value of the underlying index or indices on the other determination dates.

Adjustments to the underlying index or indices could adversely affect the value of the notes

     The index publishers are responsible for calculating and maintaining the underlying index or indices. The index publishers can add, delete or substitute the stocks underlying the underlying index or make other methodological changes that could change the value of the underlying index or indices. The index publishers may discontinue or suspend calculation or dissemination of the underlying index or indices. Any of these actions could adversely affect the value of the notes. The index publishers have no obligation to consider your interests in calculating or revising the underlying index or indices.

     The index publishers may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the Calculation Agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index or indices. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payment on the notes will be an amount based on the closing prices of the stocks underlying the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the Calculation Agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

You have no shareholder rights

     As an investor in the notes, you will not have voting rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the underlying index or indices. The prices of securities in countries other than the United States that may underlie certain indices may be affected by political, economic, financial and social factors in such jurisdictions, including changes in a country’s government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

There are risks associated with investments in securities indexed to the value of foreign equity securities

     Investments in securities indexed to the value of foreign equity securities involve risks associated with the foreign securities market, including volatility, governmental intervention and cross-shareholdings among companies in the foreign index. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

Notes linked to certain indices are subject to currency exchange risk

     Because the prices of the component securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index®, the MSCI Emerging Markets IndexSM and certain other indices to which the notes may be linked, holders of the notes will be exposed to currency exchange rate risk with respect to each of the countries represented in those indices. An investor’s net exposure will depend on the extent to which the currencies of the securities included in the respective indices strengthen or weaken against the U.S. dollar and the relative weight of each of those securities within the respective indices. If, taking into account such weighting, the dollar strengthens against the foreign currencies, the value of the indices will be adversely affected and the payment at maturity of the notes may be reduced.

Of particular importance to potential currency exchange risk are:

  existing and expected rates of inflation

  existing and expected interest rate levels

  the balance of payments

  the extent of governmental surpluses or deficits in the component countries and the United States of America

       All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

  The economic interests of the Calculation Agent and other of our affiliates are potentially adverse to your interests

       The economic interests of the Calculation Agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

       As Calculation Agent, MS & Co. will determine the initial index value and the final index value or final average index value, as applicable, and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as Calculation Agent, including with respect to the occurrence or non occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the underlying index or any basket index, may affect the payment to you at maturity. See the definition of market disruption event under “Description of Partially Capital Protected Notes—General Terms of the Notes—Some Definitions” and the discussion under “Description of Partially Capital Protected Notes —Discontinuance of Any Underlying Index; Alteration of Method of Calculation.”

       The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

  Hedging and trading activity by the Calculation Agent and its affiliates could potentially adversely affect the value of the notes

       MS & Co. and other affiliates of ours will carry out hedging activities related to the notes (and possibly to other instruments linked to the underlying index or indices or their component stocks), including trading in the stocks that constitute the underlying index or indices as well as in other instruments related to the underlying index or indices or their underlying stocks. MS & Co. and some of our other subsidiaries also trade the stocks that constitute the underlying index or indices and other financial instruments related to the underlying index or indices and the underlying stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the index setting date could potentially affect the initial index value and, as a result, could increase for bull notes or decrease for bear notes the value at which the underlying index or indices must close on any determination date before you receive a payment at maturity that exceeds the stated principal amount on the notes. Additionally, such hedging or trading activities during the term of the notes, including on any determination date(s), could adversely affect the value of the underlying index or indices on any determination date(s) and, accordingly, the amount of cash you will receive at maturity.

  Certain aspects of the tax treatment of short-term notes are uncertain.

       Certain aspects of the tax treatment of short-term notes that provide for contingent payments are uncertain. Please read carefully the section called “United States Federal Taxation—Short-Term Notes” in this prospectus supplement.

  DESCRIPTION OF PARTIALLY CAPITAL PROTECTED NOTES

       Investors should carefully read the general terms and provisions of our debt securities in “Description of Debt Securities” in the prospectus. This section supplements that description. The pricing supplement will specify the particular terms for each issuance of notes, and may supplement, modify or replace any of the information in this section and in “Description of Debt Securities” in the prospectus. References in this prospectus supplement to a note shall refer to the stated principal amount specified as the denomination for that issuance of notes in the applicable pricing supplement.

       The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

    Senior Debt Indenture (“Description of Debt Securities — Indentures”)
    senior indebtedness (“Description of Debt Securities — Subordination Provisions”)

  General Terms of the Notes

       We will issue the notes as part of our Series F medium-term notes under the Senior Debt Indenture. The Series F medium-term notes issued under the Senior Debt Indenture, together with our senior Series G and Series H global medium-term notes, referred to below under “Plan of Distribution,” will constitute a single series under the Senior Debt Indenture, together with any other obligations we issue in the future under the Senior Debt Indenture that we designate as being part of that series. The Senior Debt Indenture does not limit the amount of additional indebtedness that we may incur. We may, without your consent, create and issue additional notes with the same terms as previous issuances of notes, so that the additional notes will be considered as part of the same issuance as the earlier notes.

       Ranking. Notes issued under the Senior Debt Indenture will rank on a parity with all of our other senior indebtedness and with all of our other unsecured and unsubordinated indebtedness, subject to statutory exceptions in the event of liquidation upon insolvency.

       Terms Specified in Pricing Supplements. A pricing supplement will specify the following terms of any issuance of our notes to the extent applicable:

    the issue price (price to public);

    the stated principal amount per note;

    the minimum payment amount;

    the aggregate principal amount;

    the denominations or minimum denominations;

    whether the notes are bull notes or bear notes;

    the original issue date;

    the stated maturity date and any terms related to any extension of the maturity date not otherwise set forth in this prospectus supplement;

    the terms, if any, on which we may call the notes, including the initial call date and the call prices;

    whether the notes are fixed rate notes, floating rate notes, notes with original issue discount and/or amortizing notes;

    the rate per year at which the notes will pay interest, if any, or the method of calculating that rate and the interest payment dates on which interest will be payable;

    the underlying index or basket of indices, and if the basket of indices applies, the applicable multiplier for each basket index;

    the value of the underlying index or basket of indices on the index setting date or basket setting date;

    the participation rate to be used to calculate the supplemental redemption amount;

    the stock exchange, if any, on which the notes may be listed;

    the applicable ERISA treatment for the notes;

    if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination, including historical exchange rates as against the U.S. dollar;

    if the notes are in book-entry form, whether the notes will be offered on a global basis to investors through Euroclear and Clearstream, Luxembourg as well as through the Depositary (each as defined below); and

    any other terms on which we will issue the notes.

       Some Definitions. We have defined some of the terms that we use frequently in this prospectus supplement below:

       “Bloomberg page” means the display page so designated by Bloomberg Financial Markets (“Bloomberg”) or any other display page that may replace that display page on Bloomberg and any successor service thereto.

       “basket closing value” on any date is the sum of the products of the index closing value of each of the basket indices and the applicable multiplier for each of the basket indices. The index closing values and the multipliers for each of the basket indices will be specified in the applicable final pricing supplement and will be calculated on the basket setting date. In certain circumstances, the basket closing value will be based on the alternate calculation of the basket indices described under “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation.”

       “basket index” means a component index of the underlying basket of indices for any notes linked to a basket of indices.

       “basket setting date” will be the pricing date, unless otherwise specified in the applicable pricing supplement. If the basket setting date specified in the applicable pricing supplement for determining the index closing value of any basket index is a date other than the pricing date, and such basket setting date is not an index business day with respect to such basket index or there is a market disruption event on such day, then the basket setting date for that basket index will be postponed to the next succeeding index business day with respect to such basket index on which there is no market disruption event.

       “bear notes” means issuances of notes that are based on the decrease of the value of an index or basket of indices.

       “bull notes” means issuances of notes that are based on the increase of the value of an index or basket of indices.

       “business day” means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (a) in The City of New York or (b) for notes denominated in a specified currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the specified currency or (c) for notes denominated in Australian dollars, in Sydney, and (ii) for notes denominated in euro, a day that is also a TARGET Settlement Day.

       “call date” for each issuance of notes that are subject to our call right will be the scheduled trading day on or after the initial call date that is specified by us in our notice of exchange as the date on which we will deliver cash to holders of the notes called for exchange. The initial call date will be specified in the applicable pricing supplement. We may specify any scheduled trading day on or after the initial call date or the maturity date (whether or not it is a scheduled trading day) as the call date, unless otherwise specified in the applicable pricing supplement.

       “call notice date” will be the scheduled trading day on which we issue our call notice, which must be at least 10 but not more than 30 calendar days prior to the call date for such notes (the “redemption notice period”), unless a different redemption notice period is specified in the applicable pricing supplement.

       “call price” or “call prices” with respect to each issuance of notes that are subject to a our call right on any day during the term of such notes or a formula by which the call price(s) may be determined will be specified in the applicable pricing supplement.

        “Clearstream, Luxembourg” means Clearstream Banking, société anonyme.

        “Depositary” or “DTC” means The Depository Trust Company, New York, New York.

       “determination date” or “determination dates” with respect to an issuance of notes will be specified in the applicable pricing supplement. If there is only one determination date, the final index value will be determined on that determination date. If there are multiple determination dates, then the final average index value will be determined on the last determination date, which we refer to as the “final determination date.”

        “Euroclear operator” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

        “final index value” with respect to an issuance of notes will be determined as follows:

•	for notes linked to a single index (and with a single determination date): the final index value will be the index closing value on the determination date, unless otherwise specified in the applicable pricing supplement;

•	for notes linked to a basket of indices (and with a single determination date): the final index value for the basket of indices will be the basket closing value on the determination date, unless otherwise specified in the applicable pricing supplement; and

•	for notes with multiple determination dates: the arithmetic average of the index closing values or basket closing values, as applicable, of the underlying index or basket indices on the determination dates as calculated by the Calculation Agent, which we refer to as the “final average index value.”

       “index business day” means a day, for an underlying index or each basket index separately, as determined by the Calculation Agent, on which trading is generally conducted on each of the relevant exchange(s) for such underlying index or basket index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

       “index closing value” means, on any index business day for the relevant underlying index or a basket index, as applicable, the closing value of the underlying index or basket index, or any successor index (as defined under “Discontinuance of Any Underlying Index; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that index business day in the price source specified in the applicable pricing supplement. In certain circumstances, the index closing value will be based on the alternate calculation of the underlying index or basket index as described under “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation.”

       “index setting date” will be the pricing date, unless otherwise specified in the applicable pricing supplement. If the index setting date specified in the applicable pricing supplement for determining the index closing value of the underlying index is a date other than the pricing date, and such index setting date is not an index business day or there is a market disruption event on such day, such index setting date will be postponed to the next succeeding index business day on which there is no market disruption event.

        “initial index value” with respect to an issuance of notes will be determined as follows:

•	for notes linked to a single index: the initial index value will be the index closing value of the underlying index on the index setting date, as specified in the applicable pricing supplement; and

•	for notes linked to a basket of indices: the initial index value for the basket of indices will equal a predetermined basket value specified in the applicable pricing supplement.

       “interest payment date” for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

       “issue price” means the amount per note specified in the applicable pricing supplement and will equal the stated principal amount of each note, unless otherwise specified.

       “market disruption event” means, with respect to the underlying index or any basket index, the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i)	(a) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more the value of the underlying index or basket index (or the successor index) on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange; or

(b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the underlying index or basket index or (or the successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the underlying index or basket index (or the successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

       (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the applicable issuance of notes; provided that clause (ii) shall not apply to issuances of partially capital protected notes that are listed on a securities exchange, unless otherwise indicated in the applicable pricing supplement.

       For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the underlying index or any basket index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the underlying index or basket index shall be based on a comparison of (x) the portion of the value of the underlying index or basket index attributable to that security relative to (y) the overall value of the underlying index or basket index, in each case immediately before that suspension or limitation.

       For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a market disruption event, (3) limitations pursuant to the rules of any relevant exchange similar to New York Stock Exchange LLC (“NYSE”) Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts or exchange traded funds on an underlying index or any basket index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the underlying index or basket index and (5) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to the underlying index or any basket index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

       “maturity date” means the date specified in the applicable pricing supplement, subject to extension if the scheduled determination date or final determination date, as applicable, is postponed in accordance with the definition thereof. If the determination date or final determination date, as applicable, is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the determination date or final determination date, as applicable, as postponed. See the definition of determination date above.

       “multiplier” means, for notes linked to a basket of indices, the fractional value of each basket index so that each basket index will represent its applicable weighting in the predetermined initial index value. The multiplier for each basket index will remain constant for the term of the notes. The multipliers will be calculated by the Calculation Agent and will be specified in the applicable pricing supplement.

       “minimum payment amount” means the dollar amount specified in the applicable pricing supplement, which will be equal to 90% to 99% of the stated principal amount. The minimum payment amount will determine the level of capital protection offered by a particular issuance of notes. As the minimum payment amount will always be less than the stated principal amount, the notes are not fully capital protected.

       “original issue date” means the date specified in the applicable pricing supplement on which a particular issuance of partially capital protected notes will be issued.

       “participation rate” for an issuance of notes will be 100%, unless otherwise specified in the applicable pricing supplement, and will be used to calculate the supplemental redemption amount for such issuance of notes. The participation rate indicates the extent to which you will participate in any change in the value of the underlying index or basket of indices. If the participation rate is less than 100%, you will participate in less than the full change in value. If the participation rate is greater than 100%, you will participate in the change in value of the underlying index or basket of indices on a leveraged basis.

       “payment at maturity” means the payment due at maturity with respect to each note, as described under “Payment at Maturity” below.

       “price source” means the display page, or any successor page, specified in the applicable pricing supplement (e.g., Bloomberg or Reuters), which will be used by the Calculation Agent to determine the index closing value of the underlying index and, if applicable, the basket closing value of the underlying basket of indices. If such service or any successor service no longer displays the index closing value of the underlying index or any basket index, then the Calculation Agent shall designate an alternate source of such index closing value, which shall be the publisher of such index, unless the Calculation Agent, in its sole discretion, determines that an alternate service has become the market standard for transactions related to such index.

        “pricing date” means the day when we price the notes for initial sale to the public.

       “record date” for any interest payment date, if applicable, including the maturity date, is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day.

       “relevant exchange” means, with respect to an underlying index or each basket index separately, the primary exchange(s) or market(s) of trading for (i) any security then included in such underlying index or basket index, or any successor index, and (ii) any futures or options contracts related to such underlying index or basket index or to any security then included in such underlying index or basket index.

       “Reuters page” means the display page so designated by Reuters Monitor Money Rates Service (“Reuters”) or any other display page that may replace that display page on Reuters and any successor service thereto.

       “stated principal amount” for an issuance of partially capital protected notes shall be the principal amount per note, as specified in the applicable pricing supplement.

       “TARGET Settlement Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open.

       “trading day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the NYSE, the American Stock Exchange LLC (“AMEX”), The NASDAQ Stock Market LLC, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

       “underlying index” or “underlying indices” means the index or indices specified in the applicable pricing supplement, the performance of which underlies the notes.

        “underlying index publisher” means the publisher of the applicable underlying index or basket index.

       “weighting” of a basket index in a basket of indices represents the percentage of the whole basket initially assigned to such basket index. The weightings will be specified in the applicable pricing supplement.

       References in this prospectus supplement to “U.S. dollars” or “U.S.$” or “$” are to the currency of the United States of America.

       In this “Description of Partially Capital Protected Notes,” references to the underlying index or a basket index will include the index or indices specified in the applicable pricing supplement and any successor index or indices, unless the context requires otherwise.

       Other terms of the partially capital protected notes are described in the following paragraphs.

  Payment at Maturity

       With respect to an issuance of partially capital protected notes linked to an index or a basket of indices, on the applicable maturity date, you will receive per note the minimum payment amount of such note, plus the supplemental redemption amount applicable to such notes, as determined below. We refer to this payment as the “payment at maturity.”

       The level of principal protection, or “principal protection level,” for any particular issuance of notes will be determined by the minimum payment amount and will be between 90% to 99%. No issuance of notes will guarantee you 100% of your principal back at maturity. The supplement redemption amount may not be less than zero, even if the underlying index or basket of indices, for an issuance of bull notes, decreases in value between the date or dates on which the initial index value is determined and the date or dates on which the final index value or final average index value, as applicable, is determined, or, for an issuance of bear notes, increases in value over the same period. At maturity, subject to our right to call the notes earlier if so provided in the applicable pricing supplement, the amount you will receive for each partially capital protected note will be no less than the minimum payment amount of that note.

       We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the stated principal amount of each note, on or prior to 10:30 a.m. on the trading day preceding the maturity date (but if such trading day is not a business day, prior to the close of business on the business day preceding the maturity date), and (ii) deliver the aggregate cash amount due with respect to the notes to the Trustee for delivery to DTC, as holder of the notes, on the maturity date. We expect such amount of cash will be distributed to investors on the maturity date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Forms of Notes—Book-entry notes” or “—Forms of Notes—Certificated notes” below, and see “The Depositary” in the accompanying prospectus.

  Supplemental Redemption Amount

       The “supplemental redemption amount” at maturity for an issuance of notes will be determined on a per note basis and will be equal to (i) the stated principal amount for such notes times (ii) the applicable participation rate times (iii) the applicable index percent change, each as specified in the applicable pricing supplement. Unless otherwise stated in the pricing supplement, the supplemental redemption amount per note will be calculated as follows:

       The Calculation Agent will calculate the supplemental redemption amount for each issuance of notes on the determination date, or, in case of multiple determination dates, on the last of the determination dates. With respect to each issuance of notes, we will, or will cause the Calculation Agent to provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the applicable supplemental redemption amount and the applicable payment at maturity, on or prior to 10:30 a.m. on the trading day preceding the maturity date (but if such trading day is not a business day, prior to the close of business on the business day preceding the maturity date) for such issuance of notes. See “Discontinuance of Any Underlying Index; Alteration of Method of Calculation” below.

  “index percent change” with respect to each issuance of notes is a fraction, the denominator of which will be the initial index value of the underlying index or basket of indices and:

•	for an issuance of bull notes: the numerator will be the final index value of the applicable underlying index or basket of indices less the initial index value of such underlying index or basket of indices. The index percent change for the underlying index or basket of indices is described by the following formula:

(final index value – initial index value)
initial index value

•	for an issuance of bear notes: the numerator will be the initial index value of the applicable underlying index or basket of indices less the final index value of the underlying index or basket of indices. The index percent change for the underlying index or basket of indices is described in the following formula:

(initial index value – final index value)
initial index value

       The Calculation Agent will take into account market disruption events and non-index business days in any calculation of a final index value or final average index value, respectively, as follows:

  For issuances of notes linked to a single index: If a market disruption event with respect to the underlying index occurs on any scheduled determination date, or if any such determination date is not an index business day, the index closing value for such date will be determined on the immediately succeeding index business day on which no market disruption event shall have occurred; provided that the final index value or the final average index value, as applicable, will not be determined on a date later than the fifth scheduled index business day after the scheduled determination date or final determination date, as applicable, and if such date is not an index business day or if there is a market disruption event on such date, the Calculation Agent will determine the index closing value of the underlying index on such date in accordance with the formula for calculating such index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-index business day) on such date of each security most recently constituting the underlying index.

  For issuances of notes linked to a basket of indices: If any scheduled determination date is not an index business day with respect to any basket index, such determination date for that basket index will be the immediately succeeding index business day for that basket index. If a market disruption event with respect to any basket index occurs on any scheduled determination date, the basket closing value solely with respect to such affected basket index will be determined on the immediately succeeding index business day on which no market disruption event shall have occurred with respect to such affected basket index, and the basket closing value shall be determined on the later of such date as so postponed and the date on which the index closing value for each of the basket indices is available; provided that the final index value or final average index value, as applicable, will not be determined on a date later than the fifth scheduled index business day after the scheduled determination date or final determination date, as applicable, and if such date is not an index business day, or if there is a market disruption event on such date, the Calculation Agent will determine the final index value or the final average index value, as applicable, using the index closing value of the affected basket index as determined by the Calculation Agent in accordance with the formula for calculating such index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-index business day) on such date of each security most recently constituting the affected basket index.

       If, however, the applicable pricing supplement for issuances of notes linked to a single index specifies multiple determination dates and that the determination dates will be a specified number of index business days in a specified “calculation period,” then the final average index value will be calculated by the Calculation Agent, as follows:

The final average index value will equal the sum of the products, each a “daily calculation value,” of the index closing value and the weighting for each determination date. The weighting for each determination date will initially be the same and will be a fraction, the numerator of which is 1 and the denominator of which is equal to the specified number of determination dates in the calculation period (so that, for example, if three value determination dates have been scheduled, each such determination date will initially receive a weighting of 1 / 3 ). However, if a market disruption event occurs on any determination date, then the Calculation Agent shall not compute a daily calculation value for that date and will instead compute the daily calculation value on the next index business day when a market disruption event does not occur. If, however, there are less than the required number of scheduled determination dates remaining in any calculation period, the Calculation Agent will weight the daily calculation value for each succeeding determination date during the calculation period to ratably distribute the intended weight of such date across the remaining determination dates. Accordingly, if a market disruption event occurs during the calculation period, the daily calculation values will be calculated as follows:

•	the daily calculation value for each determination date preceding the first market disruption event will be calculated using the weighting described above,

•	the daily calculation value for each determination date following a market disruption event will be calculated using a weighting that equals a fraction,

	°	the numerator of which will be the fraction that equals 1 minus the sum of the weightings for all preceding determination dates,

	°	the denominator of which will be the lesser of

		➢	the original denominator and

		➢	the number of scheduled index business days from and including such determination date to and including the last scheduled index business day in the applicable calculation period.

If a market disruption event occurs on the last scheduled index business day in the calculation period or if such date is not an index business day, the Calculation Agent will determine the value of the underlying index on such date in accordance with the formula for and method of calculating the underlying index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-index business day) on such date of each security most recently constituting the underlying index.

       If the applicable pricing supplement for issuances of notes linked to a basket of indices indicates that a calculation period will apply, the provisions above related to notes linked to a single index will be adapted to apply to multiple underlying indices in calculating the final average index value.

  Our Call Right

       If so specified in the applicable pricing supplement, we may call an issuance of notes on or after the call date, in whole or in part, for mandatory exchange into cash at the applicable call price specified in the applicable pricing supplement. If we call an issuance of notes, we will not pay you a supplemental redemption amount with respect to such issuance of notes. If we call an issuance of notes, then the cash to be delivered to you will be delivered on the call date fixed by us and set forth in our call notice, upon delivery of your notes to the Trustee in accordance with the delivery instructions. We will, or will cause the Calculation Agent to, deliver the cash to the Trustee for delivery to you. We refer to this right as “our call right.”

  Additional Price Dependent Call Right

       If so specified in the applicable pricing supplement, we may have the right to call the notes, in whole or in part, for mandatory exchange into cash during the price dependent call period (as defined below) only if the index closing value of the underlying index or the basket closing value of the underlying basket of indices, as applicable, on the trading day immediately preceding the relevant notice date is, in the case of bull notes, greater than the threshold value (as defined below), or, in the case of bear notes, less than the threshold value, specified in such pricing supplement (the “price dependent call right”).

       If we call the notes for mandatory exchange, the applicable call price will be delivered on the call date fixed by us and set forth in our notice of mandatory exchange, upon delivery of such notes to the Trustee, as described under “Our Call Right.”

       Price dependent call period and threshold value. In the applicable pricing supplement for any notes issued with a price dependent call right, we will specify the applicable call price or the formula for determining the call prices, the period during which such mandatory exchange for cash may be effected as the “price dependent call period” and the threshold value required to permit such exchange as the “threshold value.”

  Trustee

       The “Trustee” for each offering of notes issued under our Senior Debt Indenture will be The Bank of New York, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

  Agent

       Unless otherwise specified in the applicable pricing supplement, the “Agent” for each underwritten offering of notes will be MS & Co.

  Calculation Agent and Calculations

       We have appointed MS & Co. to act as “Calculation Agent” for us with respect to the partially capital protected notes. As Calculation Agent, MS & Co. will determine the initial index value, the index closing values, the multipliers, the final index value, the final average index value, the percentage change in the underlying index or basket of indices, the supplemental redemption amount and the payment at maturity.

       All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

       All calculations with respect to any issuance of notes linked to a basket of indices will be made by the Calculation Agent and will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of any notes will be rounded to the nearest cent, with one-half cent rounded upward.

       All calculations with respect to any issuance of notes linked to a single index will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of notes will be rounded to the nearest cent, with one-half cent rounded upward.

       Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the index percent change, the final index value or final average index value, as applicable, the supplemental redemption amount, the payment at maturity or whether a market disruption event has occurred. See “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” and the definition of market disruption event under “—General Terms of the Notes—Some Definitions.” MS & Co., as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the notes to restrict the use of information relating to the calculation of the final index value or final average index value, as applicable, prior to the dissemination of such information. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

  Alternate Exchange Calculation in the Case of an Event of Default

       If an event of default with respect to any issuance of notes shall have occurred and be continuing, the Calculation Agent will determine the amount declared due and payable upon any acceleration of such notes (the “Acceleration Amount”), which will be equal to the minimum payment amount with respect to such issuance of notes, plus the applicable supplemental redemption amount, if any, determined as though the index closing value for any determination date for such issuance of notes scheduled to occur on or after such date of acceleration were the index closing value on the date of acceleration, plus, if applicable, any accrued but unpaid interest as of the date of such acceleration.

       If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of such acceleration.

  Discontinuance of Any Underlying Index; Alteration of Method of Calculation

       If the underlying index publisher discontinues publication of the underlying index or a basket index and such underlying index publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued underlying index or basket index (such index being referred to herein as a “successor index”), then any subsequent index closing value will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value is to be determined.

       Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of such notes, within three trading days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the relevant notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

       If the underlying index publisher discontinues publication of the underlying index or a basket index prior to, and such discontinuance is continuing on, any determination date or the date of acceleration and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no successor index is available at such time, then the Calculation Agent will determine the index closing value and/or basket closing value for such determination date or date of acceleration. The index closing value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the underlying index or basket index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such determination date or date of acceleration of each security most recently constituting such underlying index or basket index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the underlying index or basket index may adversely affect the value of the notes.

       If at any time the method of calculating the underlying index or basket index or successor index, or the value thereof, is changed in a material respect, or if the underlying index or basket index or successor index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the index closing value and/or basket closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the underlying index or basket index or successor index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the final index value or final average index value, as applicable, with reference to the underlying index or basket index or successor index, as adjusted. Accordingly, if the method of calculating the underlying index or basket index or successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the underlying index or basket index or successor index as if it had not been modified (e.g., as if such split had not occurred).

  Forms of Notes

       As noted above, the notes are issued as part of our Series F medium-term note program. We will issue notes only in fully registered form either as book-entry notes or as certificated notes. References to “holders” mean those who own notes registered in their own names, on the books that we or the Trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through one or more depositaries.

       Book-entry notes. For notes in book-entry form, we will issue one or more global certificates representing the entire issue of notes. Except as set forth in the prospectus under “Forms of Securities — Global Securities,” you may not exchange book-entry notes or interests in book-entry notes for certificated notes.

       Each global note certificate representing book-entry notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or a nominee of the Depositary. These certificates name the Depositary or its nominee as the owner of the notes. The Depositary maintains a computerized system that will reflect the interests held by its participants in the global notes. An investor’s beneficial interest will be reflected in the records of the Depositary’s direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative. A further description of the Depositary’s procedures for global notes representing book-entry notes is set forth under “Forms of Securities—The Depositary” in the prospectus. The Depositary has confirmed to us, the agents and the Trustee that it intends to follow these procedures.

       Certificated notes. If we issue notes in certificated form, the certificate will name the investor or the investor’s nominee as the owner of the notes. The person named in the note register will be considered the owner of the note for all purposes under the Senior Debt Indenture. For example, if we need to ask the holders of any issuance of notes to vote on a proposed amendment to such notes, the person named in the note register will be asked to cast any vote regarding that issuance of notes. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. You may not exchange certificated notes for book-entry notes or interests in book-entry notes.

       New York law to govern. The notes will be governed by, and construed in accordance with, the laws of the State of New York.

  Interest and Principal Payments

       You should read the section called “Description of Debt Securities” in the prospectus, where we describe generally how principal and interest payments, if any, on the notes are made, how exchanges and transfers of the notes are effected and how fixed and floating rates of interest on the notes, if any, are calculated.

  USE OF PROCEEDS AND HEDGING

       The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries. See also “Use of Proceeds” in the accompanying prospectus. The original issue price of the notes includes the agent’s commissions (as shown on the cover page of the applicable pricing supplement) paid with respect to the notes and the cost of hedging our obligations thereunder. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

       On or prior to the day we price the notes for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the stocks constituting the underlying index or a basket index, in futures or options contracts on the underlying index or a basket index or its component securities listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index or basket of indices, and therefore the value at which the underlying index or basket of indices must close on any determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the notes, including on any determination date(s), by purchasing and selling the stocks constituting the underlying index or a basket index, futures or options contracts on the underlying index or a basket index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on any determination date(s). We cannot give any assurance that our hedging activities will not affect the value of the underlying index or basket of indices and, therefore, adversely affect the value of the notes or the payment you will receive at maturity.

  PARTIALLY CAPITAL PROTECTED NOTES OFFERED ON A GLOBAL BASIS

       If we offer the notes on a global basis we will so specify in the applicable pricing supplement. The additional information contained in the prospectus under “Securities Offered on a Global Basis through the Depositary—Book-Entry, Delivery and Form” and “—Global Clearance and Settlement Procedures” will apply to every offering on a global basis. The additional provisions described under “Securities Offered on a Global Basis Through the Depositary —Tax Redemption” and “—Payment of Additional Amounts” will apply to notes offered on a global basis only if we so specify in the applicable pricing supplement.

  ERISA

       Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

       In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

       The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

       Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

       Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

       Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any notes to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

  UNITED STATES FEDERAL TAXATION

       The following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion only applies to initial investors in the notes who:

    purchase the notes at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold; and

    will hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

       Subject to any additional discussion in the applicable pricing supplement, it is expected, and the discussion below assumes, that, for U.S. federal income tax purposes, the issue price of a note is equal to its stated issue price indicated in the applicable pricing supplement.

       This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

    certain financial institutions;

    insurance companies;

    dealers in securities or foreign currencies;

    investors holding the notes as part of a hedging transaction, “straddle,” conversion transaction, or other integrated transaction, or who hold the notes as part of a constructive sale transaction or constructive ownership transaction;

    U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

    partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

    regulated investment companies;

    real estate investment trusts;

    tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;

    persons subject to the alternative minimum tax;

    nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or

    Non-U.S. investors for whom income or gain in respect of a note is effectively connected with the conduct of a trade or business in the United States.

       In addition, neither we nor our counsel has determined whether any entity that is included in the underlying index or any basket index will be considered a “United States real property holding corporation” within the meaning of Section 897 of the Code and the effect of Section 897 of the Code on the tax consequences to a non-U.S. investor of an investment in and ownership of the notes. A non-U.S. investor should consult its own tax advisors regarding the U.S. federal tax consequences of an investment in and ownership of the notes.

       This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

       This discussion is subject to any additional discussion regarding U.S. federal income taxation contained in the applicable pricing supplement. Accordingly, you should also consult the applicable pricing supplement for any additional discussion of U.S. federal taxation with respect to the specific notes offered thereunder.

  Tax Consequences to U.S. Holders

       As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note that is:

    a citizen or resident of the United States;

    a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

    an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

       The term U.S. Holder also includes certain former citizens and residents of the United States.

  Long-Term Notes

  Classification of the Notes. Unless otherwise provided in the applicable pricing supplement, and based on certain assumptions and representations that will be confirmed at or prior to the pricing date with respect to each offering and subject to the discussion below, if the term of the notes is more than one year (taking into account the last possible date that the notes could be outstanding) the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. The following discussion assumes such treatment.

  Interest Accruals on the Notes. Pursuant to special rules governing the tax treatment of debt obligations that are treated under applicable Treasury regulations (“the contingent debt regulations”) as providing for contingent payments, U.S. Holders of the notes will be required to accrue interest income on the notes on a constant yield basis, based on a comparable yield as described below, regardless of whether such holders use the cash or accrual method of accounting for U.S. federal income tax purposes. As such, U.S. Holders generally will be required to include interest in income each year in excess of any stated interest payments actually received in that year.

       The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

    the product of (a) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (b) the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period;

    divided by the number of days in the accrual period; and

    multiplied by the number of days during the accrual period that the U.S. Holder held the notes.

       The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the notes.

       The term ‘‘comparable yield’’ as used in the contingent debt regulations means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes, and (ii) the applicable federal rate.

       The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the ‘‘projected payment schedule’’) on the notes. This schedule must produce a yield to maturity that equals the comparable yield.

       For U.S. federal income tax purposes, a U.S. Holder is required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless such U.S. Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the Internal Revenue Service (“IRS”).

       The comparable yield and the projected payment schedule are not used for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments thereto in respect of the notes for U.S. federal income tax purposes. They do not constitute a projection or representation by us regarding the actual amounts that will be paid on the notes.

  Adjustments to Interest Accruals on the Notes. Subject to any discussion in the applicable pricing supplement and the discussion below concerning fixed but deferred contingent payments, if the only contingent payment provided for in a note is made at maturity (that is, the note either (i) does not pay a cash coupon during the term of the note or (ii) pays such cash coupon at a fixed rate at least annually), a U.S. Holder will not be required to make any adjustments discussed, except at maturity or upon other retirement of the note.

       If, during any taxable year, a U.S. Holder of notes receives actual payments with respect to such notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a ‘‘net positive adjustment’’ under the contingent debt regulations equal to the amount of such excess. The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.

       If a U.S. Holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a ‘‘net negative adjustment’’ under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, redemption or repurchase of the notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

       Special rules will apply if one or more contingent payments on a note become fixed. If one or more contingent payments on a note become fixed more than six months prior to the date each such payment is due, a U.S. Holder would be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed, and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule, using the comparable yield as the discount rate in each case. If all remaining scheduled contingent payments on a note become fixed substantially contemporaneously, a U.S. Holder would be required to make adjustments to account for the difference between the amounts so treated as fixed and the projected payments in a reasonable manner over the remaining term of the note. For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the contingent debt regulations. A U.S. Holder's tax basis in the note and the character of any gain or loss on the sale of the note would also be affected. U.S. Holders are urged to consult their tax advisors concerning the application of these special rules.

  Sale, Exchange, Redemption or Repurchase of Notes. Generally, the sale, exchange, redemption or repurchase of a note will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a sale, exchange, redemption or repurchase of a note will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder (the “amount realized”) and (b) the U.S. Holder’s adjusted tax basis in the note. As previously discussed under “—Adjustments to Interest Accruals on the Notes,” to the extent that a U.S. Holder has any net negative adjustment carry-forward, the U.S. Holder may use such net negative adjustment carry-forward from a previous year to reduce the amount realized on the sale, exchange, redemption or repurchase of the notes.

       For purposes of determining the amount realized on the scheduled retirement of a note, a U.S. Holder will be treated as receiving the projected amount of any contingent payment due at maturity. As previously discussed under “—Adjustments to Interest Accruals on the Notes,” to the extent that actual payments with respect to the notes during the year of the scheduled retirement (including the payment on the scheduled retirement) are greater or less than the projected payments for such year, a U.S. Holder will incur a net positive or negative adjustment, resulting in additional ordinary income or loss, as the case may be.

       A U.S. Holder’s adjusted tax basis in a note generally will be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes (without regard to the actual amount paid).

       Gain recognized by a U.S. Holder upon a sale, exchange, redemption or repurchase of a note generally will be treated as ordinary interest income. Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the note, and thereafter capital loss (which will be long-term if the note has been held for more than one year). The deductibility of capital losses is subject to limitations. A U.S. Holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

  Short-Term Notes

       A note that matures (after taking into account the last possible date that the note could be outstanding under its terms) one year or less from its date of issuance (a “short-term note”) will not be treated as a contingent payment debt instrument. As described below, certain aspects of the tax treatment of a short-term note are uncertain. Holders of short-term notes should consult with their tax advisors as to the federal income tax consequences of the ownership and disposition of short-term notes.

  Tax Treatment Prior to Maturity. Under the applicable U.S. Treasury regulations, the short-term notes will be treated as being issued at a discount, the amount of which will be equal to the sum of the stated interest payments on the short-term notes, if any, and the supplemental redemption amount, if any.

       A U.S. Holder who is a cash method taxpayer will not be required to include the discount in income as it accrues for U.S. federal income tax purposes unless the holder elects to do so. A U.S. Holder who is a cash method taxpayer and does not make such election should include the stated interest payments on the short-term notes as ordinary income upon receipt. Except in the case of stated interest payments, as described above, cash method holders will not be required to recognize income with respect to the short-term notes prior to maturity, other than pursuant to a sale or exchange, as described below.

       An accrual method taxpayer will be required to include the discount in income as it accrues on a straight-line basis, unless the holder makes an election to accrue the discount according to a constant yield method based on daily compounding. Although accrual method holders and cash method holders that have elected to include the discount in income currently are generally required to accrue the discount on the short-term notes in income on a straight line basis, because the supplemental redemption amount that will be received with respect to the short-term notes is uncertain, it is not clear how such accruals should be determined. You should consult your tax advisor regarding the determination of the amount of any interest accruals on the short-term notes.

  Tax Treatment at Maturity. Upon maturity of the notes, if the amount of the payment on the notes exceeds a U.S. Holder’s tax basis in the notes such excess should generally be treated as ordinary interest income. The U.S. Holder’s basis in its notes should equal the sum of the amount paid to acquire the notes and previously accrued interest income (including any previously accrued discount), if any, less any interest payments received. If, however, the amount of the payment is less than the holder’s adjusted basis in the notes, such difference should be treated as a short-term capital loss and may be subject to special reporting requirements if the loss exceeds certain thresholds.

  Sale, Exchange, or Acceleration of the Short-Term Notes. Upon a sale or exchange of a short-term note (including redemption of the short-term notes at maturity), a U.S. Holder should recognize gain or loss in an amount equal to the difference between the amount received and the holder’s adjusted basis in the note. Such holder’s adjusted basis in the note should equal the sum of the amount paid to acquire the note and previously accrued interest income (including any previously accrued discount), if any, reduced by any interest payments received. The amount of any resulting loss will be treated as a capital loss, and may be subject to special reporting requirements if the loss exceeds certain thresholds. It is not clear, however, whether or to what extent gain from a sale, exchange, or acceleration prior to maturity should be treated as capital gain or ordinary interest income. You should consult your tax advisors regarding the proper treatment of any gain or loss recognized upon a sale or exchange (including redemption at maturity) of a note.

  Interest on Indebtedness Incurred to Purchase the Short-Term Notes. A cash method U.S. Holder who is not required and does not make the election to include the discount in income on an accrual basis will be required to defer deductions for certain interest paid on indebtedness incurred to purchase or carry the short-term notes until such discount is included in income. You should consult your tax advisors regarding the possibility of such deferral.

  Backup Withholding and Information Reporting

       Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

  Tax Consequences to Non-U.S. Holders

       Subject to any discussion contained in the applicable pricing supplement, Non-U.S. Holders should refer to the discussions under “United States Federal Taxation— Tax Consequences to Non-U.S. Holders” in the accompanying prospectus for a full description of the U.S. federal tax and withholding consequences of ownership and disposition of a note.

  PLAN OF DISTRIBUTION

       We are offering the notes as part of our Series F medium-term notes on a continuing basis exclusively through Morgan Stanley & Co. Incorporated, which we refer to as an “agent”, who has agreed to use reasonable efforts to solicit offers to purchase these notes. We will have the sole right to accept offers to purchase these notes and may reject any offer in whole or in part. The agent may reject, in whole or in part, any offer it solicited to purchase notes. We will pay the agent, in connection with sales of these notes resulting from a solicitation that the agent made or an offer to purchase that the agent received, a commission that will be specified in the applicable pricing supplement.

       We may also sell these notes to the agent as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions stated above or as otherwise disclosed in the applicable pricing supplement. The agent may resell these notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as the agent determines and as we will specify in the applicable pricing supplement. The agent may offer the notes it has purchased as principal to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG. The agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount the agent will receive from us. After the initial public offering of notes that the agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

       The agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended. We and the agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agent for specified expenses.

       We estimate that we will spend approximately $5,070,500 for printing, rating agency, Trustee’s and legal fees and other expenses allocable to the offering of the notes and the other securities initially registered on our shelf registration statement and estimate that we will spend corresponding amounts with respect to any additional securities that we have or may register in the future on our shelf registration statement subsequent to our initial filing.

       Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these notes on a national securities exchange, but have been advised by the agent that it intends to make a market in these notes as applicable laws and regulations permit. The agent is not obligated to do so, however, and the agent may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these notes.

       Morgan Stanley & Co. Incorporated is our wholly-owned subsidiary. The agent will conduct each offering of these notes in compliance with the requirements of Rule 2720 of the NASD regarding an NASD member firm’s distributing the securities of an affiliate. Following the initial distribution of these notes, the agent may offer and sell those notes in the course of its business as a broker-dealer. The agent may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. The agent may use this prospectus supplement in connection with any of those transactions. The agent is not obligated to make a market in any of these notes and may discontinue any market-making activities at any time without notice.

       Neither the agent nor any dealer utilized in the initial offering of these notes will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

       In order to facilitate the offering of these notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of these notes or of the securities that constitute the underlying index or basket indices. Specifically, the agent may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position for its own account. The agent must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of these notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, these notes or the securities that constitute the underlying index or basket indices in the open market to stabilize the price of these notes or of such underlying securities. Finally, in any offering of the notes through a syndicate of underwriters or dealer group, the agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these notes in the offering, if the agent repurchases previously distributed notes to cover syndicate short positions or to stabilize the price of these notes. Any of these activities may raise or maintain the market price of these notes above independent market levels or prevent or retard a decline in the market price of these notes. The agent is not required to engage in these activities, and may end any of these activities at any time.

       Concurrently with the offering of these notes through the agent, we may issue other debt securities under the indenture referred to in this prospectus supplement similar to those described in this prospectus supplement. Those debt securities may include other Series F medium-term notes and medium-term notes under our Series G and Series H prospectus supplement, which we refer to as “Euro medium-term notes.” The other Series F medium-term notes and the Euro medium-term notes may have terms substantially similar to the terms of the notes offered under this prospectus supplement. The Euro medium-term notes may be offered concurrently with the offering of these notes, on a continuing basis outside the United States by us, under a distribution agreement with Morgan Stanley & Co. International plc, as agent for us. The terms of that distribution agreement, which we refer to as the Euro Distribution Agreement, are substantially similar to the terms of the distribution agreement for a U.S. offering, except for selling restrictions specified in the Euro Distribution Agreement.

       With respect to each issuance of notes, the agent, acting as principal for its own account, will agree to purchase, and we will agree to sell, the principal amount of notes set forth on the cover of the applicable pricing supplement. The agent will propose initially to offer the notes directly to the public at the public offering price set forth on the cover page of the applicable pricing supplement plus accrued interest, if any, from the original issue date. The agent may allow a concession not in excess of the agent’s commissions specified in the applicable pricing supplement per note to other dealers. After the initial offering of the notes, the agent may vary the offering price and other selling terms from time to time.

       The agent or an affiliate of the agent will enter into a hedging transaction with us in connection with each offering of notes. See “Use of Proceeds and Hedging” above.

       With respect to each issuance of notes, we expect to deliver the notes against payment therefor in New York, New York on the original issue date (settlement date) specified in the applicable pricing supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the original issue date for any issuance of notes is more than three business days after the pricing date, purchasers who wish to trade notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

  Partially Capital Protected Notes Offered on a Global Basis

       If the applicable pricing supplement indicates that any of our partially capital protected notes will be offered on a global basis, those registered global securities will be offered for sale in those jurisdictions outside of the United States where it is legal to make offers for sale of those notes.

       The agent has represented and agreed, and any other agent through which we may offer any partially capital protected notes on a global basis will represent and agree, that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes the applicable pricing supplement, this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes, and we shall not have responsibility for the agent’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

       With respect to sales in any jurisdictions outside of the United States of such notes offered on a global basis, purchasers of any such notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

  General

       No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of any pricing supplement or this prospectus supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of any pricing supplement or this prospectus supplement and the accompanying prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agent or any dealer.

       The agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes any pricing supplement, this prospectus supplement and the accompanying prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for the agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

  Brazil

       The notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

  Chile

       The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this prospectus supplement or the accompanying prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

  Hong Kong

       No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

  Mexico

       The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

  Singapore

       The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

       (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

       (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

       (c) a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

       (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

  ANNEX A

  UNDERLYING INDICES AND UNDERLYING INDEX PUBLISHERS INFORMATION

       We have derived all information contained in this prospectus supplement and the applicable pricing supplement regarding any specified underlying index or basket index, including, without limitation, its make up, its method of calculation and changes in its components and its historical closing values, from publicly available information. Such information reflects the policies of, and is subject to change by, the publisher of the applicable underlying index or basket index, whom we refer to as the underlying index publisher. Each underlying index or basket index is developed, calculated and maintained by its respective underlying index publisher. Neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to any underlying index or basket index or underlying index publisher in connection with the offering of the notes. In connection with the offering of notes, neither we nor the agent makes any representation that such publicly available information regarding any underlying index or basket index or underlying index publisher is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date of any offering of notes (including events that would affect the accuracy or completeness of the publicly available information described in this paragraph or in the applicable pricing supplement) that would affect the value of any underlying index or basket index have been publicly disclosed. Subsequent disclosure of any such events could affect the value received at maturity or on any call date with respect to the notes and therefore the trading prices of the notes.

       We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the component stocks of any underlying index or basket index without regard to your interests, including extending loans to or entering into loans with, or making equity investments in, one or more of such issuers or providing advisory services to one or more of such issuers, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of such issuers and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to such issuers. These research reports may or may not recommend that investors buy or hold the securities of such issuers. As a prospective purchaser of notes, you should undertake an independent investigation of the issuers of the component stocks of the underlying index or basket indices and of the underlying index or basket indices to the extent required, in your judgment, to allow you to make an informed decision with respect to an investment in any notes.

       In this prospectus supplement and any applicable pricing supplement, unless the context requires otherwise, references to any specific underlying index or basket index listed below will include any successor index to such underlying index or basket index and references to the underlying index publisher will include any successor thereto.

  The AMEX China IndexSM

       We have derived all information regarding the AMEX China IndexSM (CZH), which we refer to as the “CZH Index”, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the American Stock Exchange LLC, which we refer to as “AMEX”. The CZH Index was developed by AMEX and is calculated, maintained and published by AMEX. We make no representation or warranty as to the accuracy or completeness of such information.

       The CZH Index is a modified equal weighted index composed of selected publicly traded stocks and ADRs of companies with significant exposure to the Chinese economy. The CZH Index divisor was initially determined to yield a benchmark value of 100.00 at the close of trading on December 19, 2003. The CZH Index is calculated and maintained by the AMEX. Similar to other stock indices calculated by the AMEX, the value of the CZH Index will be disseminated every 15 seconds over the Consolidated Tape Association’s Network B between the hours of approximately 9:30 a.m. and 4:15 p.m.

       Eligibility Criteria for CZH Index Components. The CZH Index includes companies whose business is focused in the People’s Republic of China and which are listed for trading on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market. To be included in the CZH Index companies must have a market capitalization greater than $75 million and have at least 1,000,000 traded volume over each of the last six months.

       CZH Index Calculation. The CZH Index is calculated using a modified equal weight methodology. Each security is placed in to one of three tiers: top five and bottom five by market capitalization and those securities that are between the top and bottom. The top five securities are weighted such that the two with the largest market capitalization are set to fifteen percent (15%) and the next three are set to nine percent (9%), representing a combined fifty-seven percent (57%) of the CZH Index. The bottom five securities are equally weighted to represent ten percent (10%) of the CZH Index or two percent each (2%). The securities not in the top five or bottom five are equally weighted to represent thirty-three percent (33%) of the CZH Index.

       Quarterly Updates to the CZH Index. Changes to the CZH Index compositions and/or the component share weights in the CZH Index typically take effect after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance. At the time of the CZH Index quarterly rebalance, the weights for the components stocks (taking into account expected component changes and share adjustments), are modified in accordance with the following procedures. The CZH Index is reviewed quarterly to ensure that at least 90% of the CZH Index weight is accounted for by components that continue to represent the universe of stocks that meet the initial CZH Index requirements. The AMEX may at any time and from time to time change the number of stocks comprising the group by adding or deleting one or more stocks, or replace one or more stocks contained in the group with one or more substitute stocks of its choice, if in the AMEX’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the index to which the group relates. In conjunction with the quarterly review, the share weights used in the calculation of the CZH Index are determined based upon current shares outstanding modified, if necessary, to provide greater CZH Index diversification, as described in the CZH Index Calculation section above. The CZH Index components and their share weights are determined on the Wednesday prior to the third Friday of March, June, September, and December. The share weight of each component stock in the CZH Index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share weights used in the CZH Index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews.

       Maintenance of the CZH Index. In the event of a merger between two components, the share weight of the surviving entity may be adjusted to account for any stock issued in the acquisition. The AMEX may substitute stocks or change the number of stocks included in the index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share weight changes to the CZH Index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component stock of the CZH Index; the CZH Index divisor may be adjusted to ensure that there are no changes to the CZH Index level as a result of non-market forces.

       License Agreement between AMEX and Morgan Stanley. The AMEX and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the AMEX China Index, which is owned and published by the AMEX, in connection with securities, including the notes.

       The license agreement between the AMEX and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

       The AMEX China IndexSM (CZH) is sponsored by, and is a service mark of, the American Stock Exchange LLC. The CZH Index is being used with the permission of the AMEX.

       The American Stock Exchange LLC in no way sponsors, endorses or is otherwise involved in the transactions specified and described in this document (the “Transaction”) and the AMEX disclaims any liability to any party for any inaccuracy in the data on which the CZH Index is based, for any mistakes, errors, or omissions in the calculation and/or dissemination of the CZH Index, or for the manner in which it is applied in connection with the Transaction.

       “AMEX China IndexSM (CZH)” is a service mark of AMEX and has been licensed for use by Morgan Stanley.

  Dow Jones Euro STOXX 50® Index

       The Dow Jones EURO STOXX 50® Index, which we refer to as the Euro STOXX 50 Index, was created by STOXX® Limited, a joint venture between Deutsche Boerse AG, Dow Jones & Company, Inc. and SWX Swiss Exchange. Publication of the Euro STOXX 50 Index began on February 28, 1998, based on an initial index value of 1,000 at December 31, 1991. The Euro STOXX 50 Index is published in The Wall Street Journal and disseminated on the STOXX Limited website: http://www.stoxx.com. Morgan Stanley obtained all information contained in this prospectus supplement regarding the Euro STOXX 50 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, STOXX Limited. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the Euro STOXX 50 Index. STOXX Limited is under no obligation to continue to publish the Euro STOXX 50 Index and may discontinue publication of the Euro STOXX 50 Index at any time.

       Euro STOXX 50 Index Composition and Maintenance. The Euro STOXX 50 Index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.

       The composition of the Euro STOXX 50 Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Euro STOXX 50 Index are made to ensure that the Euro STOXX 50 Index includes the 50 market sector leaders from within the Euro STOXX Index.

       The free float factors for each component stock used to calculate the Euro STOXX 50 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Each component’s weight is capped at 10% of the index’s total free float market capitalization.

       The Euro STOXX 50 Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Euro STOXX 50 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

       Euro STOXX 50 Index Calculation. The Euro STOXX 50 Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Euro STOXX 50 Index value can be expressed as follows:

free float market capitalization of the Euro STOXX 50 Index
Index	=
divisor

       The “free float market capitalization of the Euro STOXX 50 Index” is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Euro STOXX 50 Index is being calculated.

       The divisor for the Euro STOXX 50 Index is adjusted to maintain the continuity of the Euro STOXX 50 Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1)	Cash dividend:

Adjusted price = closing price – announced dividend * (1 – withholding tax)

Divisor: decreases

(2)	Special cash dividend:

Adjusted price = closing price – announced dividend * (1 – withholding tax)

Divisor: decreases

(3)	Split and reverse split:

Adjusted price = closing price * A/B

New number of shares = old number of shares * B / A

Divisor: no change

(4)	Rights offering:

Adjusted price = (closing price * A + subscription price * B) / (A + B)

New number of shares = old number of shares * (A + B) / A

Divisor: increases

(5)	Stock dividend:

Adjusted price = closing price * A / (A + B)

New number of shares = old number of shares * (A + B) / A

Divisor: no change

(6)	Stock dividend of another company:

Adjusted price = (closing price * A - price of other company * B) / A

Divisor: decreases

(7)	Return of capital and share consideration:

Adjusted price = (closing price - dividend announced by company * (1-withholding tax)) * A / B

New number of shares = old number of shares * B / A

Divisor: decreases

(8)	Repurchase shares / self tender:

Adjusted price = ((price before tender * old number of shares ) - (tender price * number Adjusted price = of tendered shares)) / (old number of shares - number of tendered shares)

New number of shares = old number of shares - number of tendered shares

Divisor: decreases

(9)	Spin-off:

Adjusted price = (closing price * A - price of spun-off shares * B) / A

Divisor: decreases

(10)	Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

• Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held

• If A is not equal to one share, all the following “new number of shares”
formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price * A + subscription price * C * (1 + B / A)) / ((A + B) * (1 + C / A))

New number of shares = old number of shares * ((A + B) * (1 + C / A)) / A

Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price * A + subscription price * C) / ((A + C) * (1 + B / A))

New number of shares = old number of shares * ((A + C) * (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B +C) / A

Divisor: increases

       License Agreement between STOXX Limited and Morgan Stanley. STOXX Limited and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Euro STOXX 50 Index, which is owned and published by STOXX Limited, in connection with securities, including the notes.

       The license agreement between STOXX Limited and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

       The notes are not sponsored, endorsed, sold or promoted by STOXX Limited. STOXX Limited makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. STOXX Limited’s only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of STOXX Limited and the Dow Jones EURO STOXX 50® Index which is determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the notes. STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the notes into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50® Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the notes.

       STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY

  LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX LIMITED AND MORGAN STANLEY.

       “Dow Jones EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the notes.

  Dow Jones Industrial AverageSM

       The Dow Jones Industrial AverageSM, which we refer to as the DJIASM, is a price-weighted index composed of 30 common stocks selected at the discretion of the editors of The Wall Street Journal (the “WSJ”), which is published by Dow JonesSM & Company, Inc., which we refer to as Dow Jones, as representative of the broad market of U.S. industry. Morgan Stanley obtained all information contained in this prospectus supplement regarding the DJIA, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Dow Jones. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the DJIA. Dow Jones is under no obligation to continue to publish the DJIA and may discontinue publication of the DJIA at any time.

       There are no pre-determined criteria for selection of a component stock except that component companies represented by the DJIA should be established U.S. companies that are leaders in their industries. The DJIA serves as a measure of the entire U.S. market such as financial services, technology, retail, entertainment and consumer goods and is not limited to traditionally defined industrial stocks. Changes in the composition of the DJIA are made entirely by the editors of the WSJ without consultation with the component companies represented in the DJIA, any stock exchange, any official agency or us. In order to maintain continuity, changes to the component stocks included in the DJIA tend to be made infrequently and generally occur only after corporate acquisitions or other dramatic shifts in a component company’s core business. When one component stock is replaced, the entire index is reviewed. As a result, multiple component changes are often implemented simultaneously. The component stocks of the DJIA may be changed at any time for any reason.

       The DJIA is price weighted rather than market capitalization weighted. Therefore, the component stock weightings are affected only by changes in the stocks’ prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the DJIA is the sum of the primary exchange prices of each of the 30 common stocks included in the DJIA, divided by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for stock dividends, stock splits and other corporate actions. The current divisor of the DJIA is published daily in the WSJ and other publications. While this methodology reflects current practice in calculating the DJIA, no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the return on your investment.

       The formula used to calculate divisor adjustments is:

Adjusted Sum of Prices
New Divisor	=	Current Divisor	x
Unadjusted Sum of Prices

       License Agreement between Dow Jones and Morgan Stanley. Dow Jones and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the DJIA, which is owned and published by Dow Jones, in connection with securities, including the notes.

       The license agreement between Dow Jones and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

       The notes are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. Dow Jones’ only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the DJIASM which is determined, composed and calculated by Dow Jones without regard to Morgan Stanley or the notes. Dow Jones has no obligation to take the needs of Morgan Stanley or the owners of the notes into consideration in determining, composing or calculating the DJIASM. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the notes.

       DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND MORGAN STANLEY.

       “Dow JonesSM,” “DJIASM” and “Dow Jones Industrial AverageSM” are service marks of Dow Jones and have been licensed for use by Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in the notes.

  FTSETM 100 Index

       The FTSETM 100 Index is calculated, published and disseminated by FTSE International Limited (“FTSE”), a company owned equally by the London Stock Exchange Plc (the “LSE”) and the Financial Times Limited (the “FT”), in association with the Institute and the Faculty of Actuaries. Morgan Stanley obtained all information contained in this prospectus supplement regarding the FTSE 100 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, FTSE. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the FTSE 100 Index. FTSE is under no obligation to continue to publish the FTSE 100 Index and may discontinue publication of the FTSE 100 Index at any time.

       The FTSE 100 Index was first calculated on January 3, 1984 with an initial base level index value of 1,000 points. Publication of the FTSE 100 Index began in February 1984. Real-time FTSE indices are calculated on systems managed by Reuters. Prices and FX rates used are supplied by Reuters.

       The FTSE 100 Index is a free float adjusted index which measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. The 100 stocks included in the FTSE 100 Index (the “FTSE Underlying Stocks”) are selected from a reference group of stocks trading on the LSE which are in turn selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks are selected from this reference group by selecting 100 stocks with the largest market value.

       FTSE, the publisher of the FTSE 100 Index, is responsible for calculating, publishing and disseminating the FTSE 100 Index. The FTSE 100 Index is overseen by the FTSE’s Europe/Middle East/Africa Committee (the “FTSE EMEA Committee”), which is made up of independent senior industry representatives, which is responsible for the index review process.

       FTSE can add, delete or substitute the stocks underlying the FTSE 100 Index or make other methodological changes that could change the value of the FTSE 100 Index. FTSE may discontinue or suspend calculation or dissemination of the FTSE 100 Index. The FTSE EMEA Committee reviews the FTSE Underlying Stocks quarterly in March, June, September and December in order to maintain continuity in the index level. FTSE prepares information regarding possible companies to be included or excluded from the FTSE 100 Index using the close of business figures from the Tuesday before a review. The review is then presented to the FTSE EMEA Committee for approval.

       Changes to the constituents can be prompted by new listings on the exchange, corporate actions (e.g., mergers and acquisitions) or an increase or decrease in a market capitalization. The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the FTSE 100 Index if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the FTSE EMEA Committee, to be a viable component of the FTSE 100 Index. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization. Where a greater number of companies qualify to be inserted in the FTSE 100 Index than those qualifying to be deleted, the lowest ranking constituents presently included in the FTSE 100 Index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the index will be inserted to match the number of companies being deleted at the periodic review.

       The FTSE 100 Index is obtained by: (i) calculating the sum of the products of the per share price of each stock included in the FTSE 100 Index by the number of their respective outstanding shares (such sum, the “FTSE Aggregate Market Value”) as of the relevant current date and (ii) dividing the FTSE Aggregate Market Value as of the relevant current date by a divisor which represents the adjustments to the FTSE Aggregate Market Value as of the base date. The divisor is continuously adjusted to reflect changes, without distorting the FTSE 100 Index, in the issued share capital of individual underlying stocks, including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits.

       All rights to the FTSE 100 Index are owned by the FTSE, the publisher of the FTSE 100 Index. Morgan Stanley, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FTSE 100 Index. In addition, none of the LSE, the Financial Times and FTSE has any relationship to Morgan Stanley or the notes. None of the LSE, the Financial Times and the FTSE sponsors, endorses, authorizes, sells or promotes the notes, or has any obligation or liability in connection with the administration, marketing or trading of the notes or with the calculation of the payment at maturity.

       License Agreement between FTSE International Limited and Morgan Stanley. The license agreement between FTSE International Limited and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

       These notes are not in any way sponsored, endorsed, sold or promoted by FTSE or by LSE or by FT and neither FTSE or LSE or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE 100 Index and/or the figure at which the said Index stands at any particular time on any particular day or otherwise. The FTSE 100 Index is compiled and calculated solely by FTSE. However, neither FTSE or LSE or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE 100 Index and neither FTSE or LSE or FT shall be under any obligation to advise any person of any error therein.

       “FTSETM” and “FootsieTM” are trademarks of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license.

  Hang Seng® Index

       The Hang Seng® Index is compiled, published and managed by HSI Services Limited, a wholly owned subsidiary of the Hang Seng Bank, and was first calculated and published on November 24, 1969. The HSI is a market capitalization weighted stock market index in the Stock Exchange of Hong Kong Ltd. (the “SEHK”) and purports to be an indicator of the performance of the Hong Kong stock market. Morgan Stanley has derived all information contained in this prospectus supplement regarding the Hang Seng Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by HSI Services Limited. The Hang Seng Index was developed by HSI Services Limited and is calculated, maintained and published by HSI Services Limited. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of such information.

       Only companies with a primary listing on the main board of the SEHK are eligible as constituents of the Hang Seng Index. Mainland China enterprises that have an H-share listing in Hong Kong are eligible for inclusion in the Hang Seng Index when they meet any one of the following conditions: (1) the H-share company has 100% of its ordinary share capital in the form of H-shares which are listed on the SEHK; (2) the H-share company has completed the process of share reform, with the result that there is no unlisted share capital in the company; or (3) for new H-share initial public offerings, the company has no unlisted share capital. For any H-share company included in the Hang Seng Index, only the H-share portion of the share capital of the company will be used for index calculation, subject to free float adjustment. H-shares are shares of mainland China companies listed on SEHK.

       To be eligible for selection in the Hang Seng Index, a company: (1) must be among those that constitute the top 90% of the total market value of all primary shares listed on the SEHK (market value is expressed as an average of the past 12 months); (2) must be among those that constitute the top 90% of the total turnover of all primary listed shares on the SEHK (turnover is aggregated and individually assessed for eight quarterly sub-periods for the past 24 months); and (3) should normally have a listing history of 24 months. From the candidates, final selections are based on the following: (1) the market value and turnover rankings of the companies; (2) the representation of the sub-sectors within the Hang Seng Index directly reflecting that of the market; and (3) the financial performance of the companies.

       Calculation Methodology. From September 11, 2006, and phased in over a period of 12 months from September 2006 to September 2007, the calculation methodology of the Hang Seng Index has been changed from a full market capitalization weighting to a free float-adjusted market capitalization weighting. Under this calculation methodology, the following shareholdings are viewed as strategic in nature and excluded for calculation: shares held by strategic shareholders who individually or collectively control more than 30% of the shareholdings; shares held by directors who individually control more than 5% of the shareholdings; shares held by a Hong Kong-listed company which controls more than 5% of the shareholdings as investments; and shares held by a shareholders who individually or collectively represent more than 5% of the shareholdings in the company and with a publicly disclosed lock-up management. A free float adjustment factor representing the proportion of shares that is free floated as a percentage of the issued shares, is rounded up to the nearest multiple of 5% for the calculation of the Hang Seng Index and is updated half-yearly.

       A cap of 15% on individual stock weightings is applied. A cap factor is calculated half-yearly to coincide with the regular update of the free float adjustment factor. Additional re-capping is performed upon constituent changes.

  License Agreement between HSI Services Limited and Morgan Stanley. “Hang Seng® Index” is a trademark of HSI Services Limited and has been licensed for use by Morgan Stanley.

       All information in this prospectus supplement regarding the Hang Seng Index including, without limitation, its make-up, method calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by HSI Services Limited or any of its affiliates (the “HS Index Sponsor”) and Hang Seng Data Services Limited. The HS Index Sponsor has no obligation to Hang Seng Index in connection with the issuance of certain securities, including the notes. Morgan Stanley is not affiliated with the HS Index Sponsor; the only relationship between the HS Index Sponsor and Morgan Stanley is the licensing of the use of Hang Seng Index and trademarks related to the Hang Seng Index.

       The Hang Seng Index is published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name “Hang Seng® Index” is proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Hang Seng Index by Morgan Stanley in connection with the notes, but neither HSI Services Limited nor Hang

  Seng Data Services Limited warrants or represents or guarantees to any broker or holder of the notes or any other person the accuracy or completeness of the Hang Seng Index and its computation or any information related thereto and no warranty or representation or guarantee of any kind whatsoever relating to the Hang Seng Index is given or may be implied. The process and basis of computation and compilation of the Hang Seng Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice. No responsibility or liability is accepted by HSI Services Limited or Hang Seng Data Services Limited in respect of the use of and/or reference to the Hang Seng Index by Morgan Stanley in connection with the notes, or for any inaccuracies, omissions, mistakes or errors of HSI Services Limited in the computation of the Hang Seng Index or for any economic or other loss which may be directly or indirectly sustained by any broker or holder of the notes for any other person dealing with the notes as a result thereof and no claims, actions or legal proceedings may be brought against HSI Services Limited and/or Hang Seng Data Services Limited in connection with the notes in any manner whatsoever by any broker, holder or other person dealing with the notes. Any broker, holder or other person dealing with the notes does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Services Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HSI Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

  KOSPI 200 Index

       Unless otherwise stated, all information regarding the KOSPI 200 Index is derived from the Korea Stock Exchange (“KSE”) or other publicly available sources. Such information reflects the policies of KSE as stated in such sources, and such policies are subject to change by KSE. Morgan Stanley does not assume any responsibility for the accuracy or completeness of such information. KSE is under no obligation to continue to publish the KOSPI 200 Index and may discontinue publication of the KOSPI 200 Index at any time.

       The KOSPI 200 Index is a market capitalization based index and was developed as an underlying index for derivatives products (index futures and index options) traded on the KRX-Futures Market. The calculation of the value of the KOSPI 200 Index (discussed below in further detail) is based on the relative value of the aggregated current Market Value (as defined below) of the common stocks of 200 companies (the “Constituent Stocks”) as of a particular time as compared to the aggregated average Market Value of the common stocks of 200 companies at the base date of January 3, 1990. The current “Market Value” of any Constituent Stock is the product of the market price per share and the number of the then outstanding shares of such Constituent Stock. KSE chooses companies for inclusion in the KOSPI 200 Index with an aim of accurately representing overall market movement. KSE may from time to time, in its sole discretion, add companies to, or delete companies from, the KOSPI 200 Index to achieve the objectives stated above. The KOSPI 200 Index selects stocks of companies that belong to one of eight industry groups, whose market capitalization is at least 1% of the total market capitalization. The capitalization requirement ensures the high percentage of market capitalization of Constituent Stocks against the total. Stocks initially listed or relisted after May 1 of the year preceding the year of the periodic realignment review date, stocks designated as administrative issue as of the periodic realignment review date, stocks of securities investment companies, issues of liquidation sale and stocks deemed unsuitable are ineligible to become a Constituent Stock of the KOSPI 200 Index.

       Basic selection criteria are the average market capitalization obtained by dividing the aggregated value (attained by multiplying the closing price of the listed common shares by the number of listed common shares for one year from April of the year preceding the year to which the periodic realignment review date belongs), by 12, and the sum of daily trading value for the same period. In the case of a stock which has been reclassified under a different industry group, such stock is grouped with the newly classified industry group.

       First, the Constituent Stocks from non-manufacturing industries are chosen on the basis of rank order of average monthly market capitalization, while ensuring that the accumulated market capitalization of a stock is at least 70% of the total market capitalization of the same industry group. The number of stocks selected is considered as is the number of Constituent Stocks chosen from the same industry group. However, a stock is excluded if its ranking of annual trading value is below 85% of the same industry group, and a stock that satisfies the trading value requirement is chosen from among the stocks whose market capitalization is ranked next.

       Second, the Constituent Stocks from the manufacturing industry are selected by rank order of market capitalization, while ensuring that annual trading value of stocks are ranked above 85% of the industry group. The number of the stocks selected from the manufacturing industry is the number obtained by subtracting the number of Constituent Stocks chosen from the non-manufacturing industry group from 200.

       Notwithstanding the above criteria, a stock whose market capitalization is within the top 50 of its industry group may be included in the constituents. The KOSPI Maintenance Committee (the “KOSPI Committee”) makes the decision while taking into account such factors as the percentage of market capitalization of the industry group to the total and the liquidity of such stock.

       To ensure that the KOSPI 200 Index accurately represents the overall market movement, its Constituent Stocks are realigned as the need arises. There are two types of realignments: periodic realignment and special realignment. Periodic realignment takes place regularly once a year, on the trading day following the day which is the last trading day of June contracts of both the index futures and index options. Special realignment takes place at the time when a stock has to be excluded from the constituents as a result of, for instance, delisting, designation as administrative issue or a merger.

       The method of periodic realignment is similar to the method used for selection of Constituent Stocks. However, to maintain constancy of the KOSPI 200 Index, a replacement stock must both satisfy the criteria for selection of Constituent Stocks, and its ranking of market capitalization should be within 90% of total market capitalization of the constituents of the same industry group. However, even if an existing Constituent Stock does not satisfy the criteria for selection of Constituent Stocks, such stock remains a constituent as long as its ranking of market capitalization is within 110% of the market capitalization of the constituents. In the case of a stock with a market capitalization ranking that has reached 90% of the total market capitalization of the constituents of the same industry group, such stock is excluded unless there is an existing Constituent Stock whose ranking falls below 110% of the constituents.

       Special realignment is carried out by choosing a stock from a replacement list prepared beforehand in a priority order by industry group. In the event that the replacement list includes no stock for a specific industry, a stock is chosen from the manufacturing industry group.

       In cases where there is an initial listing of a stock that is deemed to have high liquidity and is worthy in terms of its impact on KOSPI 200 Index, a Constituent Stock is merged into non-Constituent Stock or a company is established as result of merger between the constituent, it is possible to include before the periodic realignment date.

       The level of the KOSPI 200 Index reflects the total current Market Value of all 200 Constituent Stocks relative to the base index of the KOSPI 200 Index as of the base date of January 3, 1990 (the “Base Index.”), which is 100. An indexed number is used to represent the results of this calculation.

       The actual aggregate Market Value of the Constituent Stocks at the base date (the “KOSPI 200 Base Market Value”) has been set. In practice, the calculation of the KOSPI 200 Index is computed by dividing the total current aggregated Market Value of the Constituent Stocks by the KOSPI 200 Base Market Value and then multiplying by the Base Index of 100.

       In order to maintain the consistency of the KOSPI 200 Index, the Market Value and KOSPI 200 Base Market Value can be readjusted. Readjustment includes changing the KOSPI 200 Base Market Value when there is an event, such as a distribution of rights or dividends, that affects the stock price, in order to equalize the stock price index on the day before the event and the stock price index on the day of the event. The following formula is used:

Current Market Value on the day		Current Market Value on the day
before the change		before the change	+	Amount of Change in the Value
=
Old Market Value		New KOSPI 200 Base Market Value

       Current Market Value increases or decreases when there is a rights offering a new listing, a delisting or merger. Therefore, to maintain consistency, the KOSPI 200 Base Market Value is adjusted when there is a change in current Market Value, using the following formula:

				Current Market Value on the		Amount of change in the
New KOSPI 200 Base				day before the change	+	current Market Value
Market Value	=	Old Market Value	x
Current Market Value on the day before the change

       The KOSPI Committee is charged with reviewing matters relating to calculation and management of the KOSPI 200 Index. The KOSPI Committee is composed of 10 members who are chosen as representatives of institutional investors and securities related institutions, legal and accounting professions, and professors and researchers. The KOSPI Committee is responsible for matters relating to the calculation method of the KOSPI 200 Index; matters relating to selection and realignment of KOSPI 200 Constituent Stocks; matters relating to establishment, amendment and abolishment of the criteria for selection of KOSPI 200 Constituent Stocks; and any other matters that are requested by the chief executive officer of the KSE.

       Regular meetings of the KOSPI Committee are held in May of each year for the purpose of realigning the Constituent Stocks, but a special meeting can be called if need arises.

       Although KSE currently employs the above methodology to calculate the KOSPI 200 Index, we cannot assure you that KSE will not modify or change this methodology in a manner that may affect the return on your investment.

       License Agreement between the Korean Stock Exchange and Morgan Stanley. We have been granted by KSE a non-transferable, non-exclusive license to use the KOSPI 200 Index as a component of the notes and refer to the KOSPI 200 Index in connection with the marketing and promotion of notes and in connection with making such disclosure about the notes. We acknowledge that the KOSPI 200 Index is selected, compiled, coordinated, arranged and prepared by KSE, respectively, through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by KSE. We acknowledge that KOSPI 200 Index and the KOSPI marks are the exclusive property of KSE, that KSE has and retains all property rights therein (including, but not limited to trademarks and copyrights) and that the KOSPI 200 Index and its compilation and composition and changes therein are in the complete control and sole discretion of KSE.

  MSCI EAFE Index®

       The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below.

       Morgan Stanley obtained all information contained in this prospectus supplement regarding the MSCI EAFE Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI EAFE Index.

       The MSCI EAFE Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

       Index Calculation. The performance of the MSCI EAFE Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) constituting the MSCI indexes for the 21 selected countries (the “Component Country Indices”). Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets. See “—Maintenance of the MSCI EAFE Index and the Component Country Indices” below. MSCI aims to include in its Component Country Indices 85% of the free float-adjusted market capitalization in each industry group, within each country.

       Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5 p.m.

  Central Europe Time. The U.S. dollar value of the MSCI EAFE Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Securities. The MSCI EAFE Index was launched on December 31, 1969 at an initial value of 100.

       Maintenance of the MSCI EAFE Index and the Component Country Indices. In order to maintain the representativeness of the MSCI EAFE Index, structural changes to the MSCI EAFE Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities. Currently, such changes in the MSCI EAFE Index may only be made on four dates throughout the year: after the last scheduled index close of each February, May, August and November.

       MSCI may add additional Component Country Indices to the MSCI EAFE Index or subtract one or more of its current Component Country Indices prior to the expiration of the notes. Any such adjustments are made to the MSCI EAFE Index so that the value of the MSCI EAFE Index at the effective date of such change is the same as it was immediately prior to such change.

       Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each Component Country Index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI EAFE Index.

       MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

       Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

       The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI EAFE Index at the time of their actual occurrence and that should not wait until the annual full Component Country Index review due to their importance. These quarterly index reviews may result in additions and deletions of Component Securities from a Component Country Index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to Component Securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for Component Securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

       The annual full Component Country Index review includes a re-appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for Component and non-Component Securities, updating the minimum size guidelines for new and existing Component Securities, as well as changes typically considered for quarterly index reviews. During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Securities changes during quarterly index reviews as discussed above. The results of the annual full Component Country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

       Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Index maintenance of the Component Country Indices is reflected in the MSCI EAFE Index.

       Selection of Component Securities and Calculating and Adjusting for Free Float. The selection of the Component Securities for each Component Country Index is based on the following guidelines:

(i)	Define the universe of listed securities within each country;

(ii)	Adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii)	Classify securities into industry groups under the Global Industry Classification Standard (GICS); and

(iv)	Select securities for inclusion according to MSCI’s index construction rules and guidelines.

       To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

       MSCI will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI’s indices.

       Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

       These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

       The MSCI EAFE Index is Subject to Currency Exchange Risk. Because the closing prices of the Component Securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the Component Securities in the MSCI EAFE

  Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the MSCI EAFE Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE Index will be adversely affected and may reduce or eliminate any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE Index, and any adverse currency impact on the MSCI EAFE Index may significantly decrease the value of the notes. The return on an index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the MSCI EAFE Index, which is converted into U.S. dollars.

       Affiliation of MSCI, MS & Co. and Morgan Stanley. Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the MSCI EAFE Index and the guidelines and policies governing its composition and calculation. Although judgments, policies and determinations concerning the MSCI EAFE Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI. MSCI® is a registered trademark and service mark of MSCI.

       BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE NOTES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI EAFE INDEX. THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI EAFE INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EAFE INDEX. FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EAFE INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI EAFE INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EAFE INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT. ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE NOTES.

       MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the notes to restrict the use of information relating to the calculation of the MSCI EAFE Index prior to its dissemination.

       It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI EAFE Index.

       License Agreement between MSCI and Morgan Stanley. MSCI and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, of the right to use the MSCI EAFE Index, which is owned and published by MSCI, in connection with certain securities, including the notes.

       The license agreement between MSCI and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

       THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI (SAVE THE ISSUER, BEING AN AFFILIATE OF MSCI) OR ANY OTHER PERSON INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MORGAN STANLEY. NO MSCI PARTY MAKES ANY

  REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE INVESTORS IN THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR INVESTOR IN THE NOTES. NO MSCI PARTY HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR INVESTORS IN THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NO MSCI PARTY IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NO MSCI PARTY HAS ANY OBLIGATION OR LIABILITY TO THE INVESTORS IN THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

       ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NO MSCI PARTY WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NO MSCI PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE NOTES, INVESTORS IN THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NO MSCI PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NO MSCI PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND EACH MSCI PARTY HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY MSCI PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

       The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability that the issuer may make elsewhere in this prospectus supplement or the accompanying pricing supplement or prospectus or otherwise to prospective or actual purchasers of or investors in the notes.

       No purchaser, seller or holder of this security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark in any manner of endorsement without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

       “MSCI EAFE Index®” is a trademark of MSCI and has been licensed for use by Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the notes.

  The MSCI Emerging Markets IndexSM

       The MSCI Emerging Markets IndexSM was developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. The performance of the MSCI Emerging Markets IndexSM is a free float-adjusted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) composing the MSCI indices for the selected emerging market countries (the “Component Country Indices”). Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets.

       Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars on a real time basis and disseminated every 60 seconds during market trading hours. It is also calculated on an end of day basis. The MSCI Emerging Markets IndexSM has a base date December 31, 1987.

       We have derived all information regarding the MSCI Emerging Markets IndexSM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of ours, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. See “Affiliation of MSCI, MS & Co. and Morgan Stanley” below. Neither MSCI nor we have any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Emerging Markets IndexSM.

       In order to maintain the representativeness of the MSCI Emerging Markets IndexSM, structural changes to the MSCI Emerging Markets IndexSM as a whole may be made by adding or deleting Component Country Indices and the related Component Securities.

       MSCI may add additional Component Country Indices to the MSCI Emerging Markets IndexSM or subtract one or more of its current Component Country Indices prior to the expiration of the capital protected notes. Any such adjustments are made to the MSCI Emerging Markets IndexSM so that the value of the MSCI Emerging Markets IndexSM at the effective date of such change is the same as it was immediately prior to such change.

       The MSCI Emerging Markets IndexSM is Subject to Currency Exchange Risk. Because the prices of the Component Securities are converted into U.S. dollars for purposes of calculating the value of the MSCI Emerging Markets IndexSM, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the Component Securities in the MSCI Emerging Markets IndexSM denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the MSCI Emerging Markets IndexSM. Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI Emerging Markets IndexSM will be adversely affected. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI Emerging Markets IndexSM and any adverse currency impact on the MSCI Emerging Markets IndexSM may significantly decrease the value of the notes. The return on an index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the MSCI Emerging Markets IndexSM, which is converted into U.S. dollars.

       Affiliation of MSCI, MS & Co. and Morgan Stanley. Each of MSCI and MS & Co. is a majority-owned subsidiary of ours. MSCI is responsible for the MSCI Emerging Markets IndexSM and the guidelines and policies governing its composition and calculation. Although judgments, policies and determinations concerning the MSCI Emerging Markets IndexSM are made solely by MSCI, we, as the parent company of MSCI, are ultimately responsible for MSCI. MSCI® is a registered trademark and service mark of MSCI.

       BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE PARTIALLY CAPITAL PROTECTED NOTES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI EMERGING MARKETS INDEX. THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI EMERGING MARKETS INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX. FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EMERGING MARKETS INDEXSM, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEXSM. IT IS ALSO POSSIBLE THAT

  MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EMERGING MARKETS INDEXSMAND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE FINAL CLOSING PRICE AND THE PAYMENT AT MATURITY. ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE PARTIALLY CAPITAL PROTECTED NOTES.

       MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the capital protected notes to restrict the use of information relating to the calculation of the MSCI Emerging Markets IndexSM prior to its dissemination.

       It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI Emerging Markets IndexSM.

       License Agreement between MSCI and Morgan Stanley. MSCI and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, of the right to use the MSCI Emerging Markets IndexSM, which is owned and published by MSCI, in connection with certain securities, including the notes.

       The license agreement between MSCI and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

       THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI (SAVE THE ISSUER, BEING AN AFFILIATE OF MSCI) OR ANY OTHER PERSON INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MORGAN STANLEY. NO MSCI PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE INVESTORS IN THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR INVESTOR IN THE NOTES. NO MSCI PARTY HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR INVESTORS IN THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NO MSCI PARTY IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NO MSCI PARTY HAS ANY OBLIGATION OR LIABILITY TO THE INVESTORS IN THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

       ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NO MSCI PARTY WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NO MSCI PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE NOTES, INVESTORS IN THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NO MSCI PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NO MSCI PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND EACH MSCI PARTY HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR

  PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY MSCI PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

       The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability that the issuer may make elsewhere in this prospectus supplement or the accompanying pricing supplement or prospectus or otherwise to prospective or actual purchasers of or investors in the notes.

       No purchaser, seller or holder of this security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark in any manner of endorsement without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

       “MSCI Emerging Markets IndexSM” is a service mark of MSCI and has been licensed for use by Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the notes.

  MSCI Taiwan IndexSM

       The MSCI Taiwan IndexSM is a stock index owned, calculated, and published by MSCI, a majority-owned subsidiary of Morgan Stanley. See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below.

       Morgan Stanley obtained all information contained in this prospectus supplement regarding the MSCI Taiwan Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Taiwan Index.

       The MSCI Taiwan Index is a free float adjusted market capitalization index of securities listed on the Taiwan Stock Exchange. MSCI targets an 85% free float adjusted market representation level within each industry group in Taiwan.

       Selection Criteria. The security selection process within each industry group is based on analysis of the following: i) Each company’s business activities and the diversification that its securities would bring to the index. ii) All other things being equal, MSCI targets for inclusion the most sizable securities in an industry group. Securities that do not meet the minimum size guidelines are not considered for inclusion. iii) MSCI targets for inclusion the most liquid securities in an industry group. MSCI does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the MSCI Taiwan Index but considers each stock’s relative standing within Taiwan and between cycles. Only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the MSCI Taiwan Index. For more information on the selection criteria, see the discussion regarding the Component Country Indices in “—MSCI EAFE Index—Selection of Component Securities and Calculating and Adjusting for Free Float,” which apply to the MSCI Taiwan Index as well as the Component Country Indices of the MSCI EAFE Index.

       Index Calculation. The MSCI Taiwan Index is computed generally by multiplying the previous day’s index level by the free float adjusted market capitalization level of each share in the MSCI Taiwan Index on the prior day divided by the free float market capitalization level of each share in the MSCI Index on the current day. The numerator is adjusted market capitalization, but the denominator is unadjusted, meaning that the price adjustment factor is applied to the numerator, but not the denominator.

       Maintenance of the MSCI Taiwan Index. There are three broad categories of MSCI Taiwan Index maintenance: an annual full country index review that reassesses the various dimensions of the equity universe in Taiwan; quarterly index reviews, aimed at promptly reflecting other significant market events; and ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur. For more information on the maintenance standards, see the discussion regarding the Component Country Indices in “—

  MSCI EAFE Index—Maintenance of the MSCI EAFE Index and the Component Country Indices,” which apply to the MSCI Taiwan Index as well as the Component Country Indices of the MSCI EAFE Index.

       Affiliation of MSCI, MS & Co. and Morgan Stanley. Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the MSCI Taiwan Index and the guidelines and policies governing its composition and calculation. Although judgments, policies and determinations concerning the MSCI Taiwan Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI. MSCI® is a registered trademark and service mark of MSCI.

       BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE NOTES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI TAIWAN INDEX. THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI TAIWAN INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI TAIWAN INDEX. FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI TAIWAN INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI TAIWAN INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI TAIWAN INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT. ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE NOTES.

       MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the notes to restrict the use of information relating to the calculation of the MSCI Taiwan Index prior to its dissemination.

       It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the component securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI Taiwan Index.

       License Agreement between MSCI and Morgan Stanley. MSCI and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, of the right to use the MSCI Taiwan Index, which is owned and published by MSCI, in connection with certain securities, including the notes.

       The license agreement between MSCI and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

       THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI (SAVE THE ISSUER, BEING AN AFFILIATE OF MSCI) OR ANY OTHER PERSON INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MORGAN STANLEY. NO MSCI PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE INVESTORS IN THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD

  TO THE NOTES OR THE ISSUER OR INVESTOR IN THE NOTES. NO MSCI PARTY HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR INVESTORS IN THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NO MSCI PARTY IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NO MSCI PARTY HAS ANY OBLIGATION OR LIABILITY TO THE INVESTORS IN THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

       ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NO MSCI PARTY WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NO MSCI PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE NOTES, INVESTORS IN THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NO MSCI PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NO MSCI PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND EACH MSCI PARTY HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY MSCI PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

       The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability that the issuer may make elsewhere in this prospectus supplement or the accompanying pricing supplement or prospectus or otherwise to prospective or actual purchasers of or investors in the notes.

       No purchaser, seller or holder of this security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark in any manner of endorsement without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

       “MSCI Taiwan IndexSM” is a service mark of MSCI and has been licensed for use by Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the notes.

  NASDAQ-100 Index®

       The NASDAQ-100 Index® was developed by The Nasdaq Stock Market, Inc., which we refer to as The Nasdaq®. The NASDAQ-100 Index is determined and calculated by The Nasdaq and was first published in January 1985. Morgan Stanley obtained all information contained in this prospectus supplement regarding the NASDAQ-100 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, The Nasdaq. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the NASDAQ-100 Index. The Nasdaq is under no obligation to continue to publish the NASDAQ-100 Index and may discontinue publication of the NASDAQ-100 Index at any time.

       The NASDAQ-100 Index is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on the The NASDAQ Stock Market LLC. The NASDAQ-100 Index constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups. At any moment in time, the value of the NASDAQ-100 Index equals the aggregate value of the then-current NASDAQ-100 Index share weights of each of the NASDAQ-100 Index component securities, which are based on the total shares outstanding of each such NASDAQ-100 Index component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market LLC (which may be the official closing price published by The NASDAQ Stock Market LLC), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported NASDAQ-100 Index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for NASDAQ-100 Index reporting purposes.

       To be eligible for inclusion in the NASDAQ-100 Index, a security must be traded on the The NASDAQ Stock Market LLC and meet the other eligibility criteria, including the following: the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing), the security must be of a non-financial company; only one class of security per issuer is allowed; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; the security must have “seasoned” on The NASDAQ Stock Market LLC or another recognized market (generally a company is considered to be seasoned by The Nasdaq if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); if the security would otherwise qualify to be in the top 25% of the securities included in the NASDAQ-100 Index by market capitalization for the six prior consecutive month ends, then a one-year “seasoning” criteria would apply; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on The NASDAQ Stock Market LLC within the next six months.

       In addition, to be eligible for continued inclusion in the NASDAQ-100 Index, the following criteria apply: the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing); the security must be of a non-financial company; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ-100 Index at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the NASDAQ-100 Index effective after the close of trading on the third Friday of the following month.

       The securities in the NASDAQ-100 Index are monitored every day by The Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. The Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is made to the NASDAQ-100 Index on the evening prior to the effective date of such corporate action or as soon as practical thereafter. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the NASDAQ-100 Index share weights for such NASDAQ-100 Index component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such NASDAQ-100 Index component securities.

       Additionally, The Nasdaq may periodically (ordinarily, several times per quarter) replace one or more component securities in the NASDAQ-100 Index due to mergers, acquisitions, bankruptcies or other market conditions, or due to delisting if an issuer chooses to list its securities on another marketplace, or if the issuers of such component securities fail to meet the criteria for continued inclusion in the NASDAQ-100 Index.

       The NASDAQ-100 Index share weights are also subject, in certain cases, to a rebalancing (see “Rebalancing of the NASDAQ-100 Index for Modified Capitalization-Weighted Methodology” below). Ordinarily, whenever there is a change in the NASDAQ-100 Index share weights or a change in a component security included in the NASDAQ-100 Index, The Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the NASDAQ-100 Index which might otherwise be caused by such change.

       Annual Ranking Review. The NASDAQ-100 Index component securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, the “Annual Ranking Review,” as described below. Securities listed on The NASDAQ Stock Market LLC which meet the eligibility criteria described above are ranked by market value using closing prices as of the end of October and publicly available total shares outstanding as of the end of November. NASDAQ-100 Index-eligible securities which are already in the NASDAQ-100 Index and which are in the top 125 eligible securities (based on market value) are retained in the NASDAQ-100 Index provided that such security was ranked in the top 100 eligible securities as of the previous year’s ranking review. Securities not meeting such criteria are replaced. The replacement securities chosen are the largest market capitalization NASDAQ-100 Index-eligible securities not currently in the NASDAQ-100 Index. Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year a NASDAQ-100 Index component security is no longer traded on The Nasdaq, or is otherwise determined by The Nasdaq to become ineligible for continued inclusion in the NASDAQ-100 Index, the security will be replaced with the largest market capitalization security not currently in the NASDAQ-100 Index and meeting the NASDAQ-100 Index eligibility criteria listed above.

       Rebalancing of the NASDAQ-100 Index for Modified Capitalization-weighted Methodology. Effective after the close of trading on December 18, 1998, the NASDAQ-100 Index has been calculated under a “modified capitalization-weighted” methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the NASDAQ-100 Index by a few large stocks); (3) reduce NASDAQ-100 Index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest NASDAQ-100 Index component securities from necessary weight rebalancings.

       Under the methodology employed, on a quarterly basis coinciding with The Nasdaq’s quarterly scheduled weight adjustment procedures described above, the NASDAQ-100 Index component securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NASDAQ-100 Index (i.e., as a 100-stock index, the average percentage weight in the NASDAQ-100 Index is 1.0%) .

       Such quarterly examination will result in a NASDAQ-100 Index rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization NASDAQ-100 Index component security must be less than or equal to 24.0% and (2) the “collective weight” of those NASDAQ-100 Index component securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0% . In addition, The Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the NASDAQ-100 Index.

       If either one or both of these weight distribution requirements are not met upon quarterly review or The Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest NASDAQ-100 Index component security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest NASDAQ-100 Index component security to be set to 20.0% . Second, relating to weight distribution requirement (2) above, for those NASDAQ-100 Index component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the “collective weight,” so adjusted, to be set to 40.0% .

       The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average NASDAQ-100 Index weight of 1.0% . The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that the smaller the NASDAQ-100

  Index component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NASDAQ-100 Index.

       In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0% . The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

       Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

       Then, to complete the rebalancing procedure, once the final percent weights of each NASDAQ-100 Index component security are set, the NASDAQ-100 Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NASDAQ-100 Index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the NASDAQ-100 Index share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the NASDAQ-100 Index divisor will be made to ensure continuity of the NASDAQ-100 Index. Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current NASDAQ-100 Index share weights. However, The Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the NASDAQ-100 Index components. In such instances, The Nasdaq would announce the different basis for rebalancing prior to its implementation.

       License Agreement between The Nasdaq Stock Market, Inc. and Morgan Stanley. The Nasdaq and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the NASDAQ-100 Index, which is owned and published by The Nasdaq, in connection with securities, including the notes.

       The license agreement between The Nasdaq and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

       The notes are not sponsored, endorsed, sold or promoted by The Nasdaq (including its affiliates) (The Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the NASDAQ-100 Index® to track general stock market performance. The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the NASDAQ-100®, NASDAQ-100 Index® and Nasdaq® trademarks or service marks and certain trade names of the Corporations and the use of the NASDAQ-100 Index® which is determined, composed and calculated by The Nasdaq without regard to the Licensee or the notes. The Nasdaq has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the NASDAQ-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

       THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS

  OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

       The “Nasdaq®,” “NASDAQ-100®” and “NASDAQ-100 Index®” are trademarks of The Nasdaq and have been licensed for use by Morgan Stanley. The notes have not been passed on by the Corporations as to their legality or suitability. The notes are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

  Nikkei 225 Index

       The Nikkei 225 Index is a stock index calculated, published and disseminated by Nihon Keizai Shimbun, Inc., which we refer to as NIKKEI, that measures the composite price performance of selected Japanese stocks. Morgan Stanley obtained all information contained in this prospectus supplement regarding the Nikkei 225 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, NIKKEI. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the Nikkei 225 Index. NIKKEI is under no obligation to continue to publish the Nikkei 225 Index and may discontinue publication of the Nikkei 225 Index at any time.

       The Nikkei 225 Index currently is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. NIKKEI rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index. NIKKEI first calculated and published the Nikkei 225 Index in 1970.

       The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electrical machinery, Automobiles, Precision machinery, Telecommunications

•	Financials — Banks, Miscellaneous finance, Securities, Insurance

•	Consumer Goods — Marine products, Food, Retail, Services

•	Materials — Mining, Textiles, Paper & pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous metals, Trading House

•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation equipment, Miscellaneous manufacturing, Real estate

•	Transportation and Utilities — Railroads & Buses, Trucking, Shipping, Airlines, Warehousing, Electric power, Gas

       The Nikkei 225 Index is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Nikkei Divisor”). The Nikkei Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the Tokyo Stock Exchange was reopened. The Nikkei Divisor is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

       In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Nikkei Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Nikkei Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Nikkei Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Nikkei Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

       A Nikkei Underlying Stock may be deleted or added by NIKKEI. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by NIKKEI. Upon deletion of a stock from the Nikkei Underlying Stocks, NIKKEI will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NIKKEI to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Nikkei Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by NIKKEI.

       A list of the issuers of the Nikkei Underlying Stocks constituting Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by NIKKEI. NIKKEI may delete, add or substitute any stock underlying the Nikkei 225 Index.

       License Agreement between NIKKEI and Morgan Stanley. As of the issue date of any notes, we will have received the consent of NIKKEI, the publisher of the Nikkei 225 Index, to use and refer to the Nikkei 225 Index in connection with the notes. NIKKEI has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by NIKKEI. We, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the Nikkei 225 Index. NIKKEI has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225 Index. In addition, NIKKEI has no relationship to us or the notes; it does not sponsor, endorse, authorize, sell or promote the notes, and has no obligation or liability in connection with the administration, marketing or trading of the notes or with the calculation of the return on your investment.

  PHLX Housing SectorSM Index

       The PHLX Housing SectorSM Index (the “PHLX Housing Index”) was developed by the Philadelphia Stock Exchange, Inc. (the “PHLX”) and is calculated, maintained and published by PHLX. Morgan Stanley obtained all information contained in this prospectus supplement regarding the PHLX Housing Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, PHLX. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the PHLX Housing Index. PHLX is under no obligation to continue to publish the PHLX Housing Index and may discontinue publication of the PHLX Housing Index at any time.

       The PHLX Housing Index is a modified capitalization weighted index composed of twenty companies whose primary lines of business are directly associated with the United States housing construction market (the “PHLX Housing Index Stocks”). The PHLX Housing Index composition encompasses residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage insurers. The PHLX Housing Index was set to an initial value of 250 on January 2, 2002. Options commenced trading on the PHLX Housing Index on July 17, 2002. The PHLX split the level of the PHLX Housing Index in half on February 1, 2006. Modified capitalization weighting is intended to maintain as closely as possible the proportional capitalization distribution of the portfolio of PHLX Housing Index Stocks, while limiting the maximum weight of a single stock or group of stocks to a predetermined maximum (normally 25% for a single stock, and 50% to 60% for the top five or an aggregation of all stocks weighing 5% or more). This rebalancing is accomplished by occasionally artificially reducing the capitalization of higher weighted stocks and redistributing the weight to lower weighted stocks without changing the total capitalization of the portfolio. The net result is a weight distribution that is less skewed toward the larger stocks, but still does not approach equal weighting. The PHLX Housing Index value calculation is described by the following formula:

  Modified Market Capitalization of the PHLX Housing Index
  Base Market Divisor

       Modified Capitalization Weighting Methodology for the PHLX Housing Index. PHLX Housing Index securities are first defined as small stocks (current market capitalization less than or equal to 50% of the average market capitalization of all component securities), medium stocks (current market capitalization greater than 50% and less than 150% of the average market capitalization of all component securities), or large stocks (current market capitalization greater than or equal to 150% of the average market capitalization of all component securities).
        A determination is then made, based on the current (true) market capitalization if:

1.	Any single component security represents 25% or more of the current market capitalization of the basket; and/or

2.	All component securities that individually represent 5% or more of the total current market capitalization of the basket in aggregate represent 50% or more of the total current market capitalization of the basket.

        If 1 is true, then:

3.	The weight of all qualifying component securities is set to 22.5%;

4.	The weight that represents the aggregate difference between the original weight and the new weight of 22.5% for each qualifying component is redistributed as follows:

a)	The weight of any component security that represents less than 1% of the total current market capitalization of the basket is increased to exactly 1%, beginning with the highest weighted, sub 1% component security and continuing until either all component securities are equal to or above 1% or until no excess weight remains to be distributed;

b)	Beginning with the largest small stock, its weight is increased to the nearest whole percentage weight, and in one half percentage increments thereafter until the last iteration causes its weight to exceed the weight of the second largest small stock by 100%, and continuing until no excess weight remains to be distributed, except that:

i.	If the next iteration would cause the subject stock to have a higher weight than the stock ranked immediately above it, the larger stock’s weight is increased to the nearest whole percentage weight and in one half percents increments thereafter until the paused iteration would no longer cause the original subject stock to have a higher weight than the stock ranked immediately above it, until no excess weight remains to be distributed, or until the larger stock’s weight exceeds the stock ranked immediately above it, in which case the step is repeated for the next higher weighted stock.

        If 2 is true after steps 3 and 4, then:

5.	The weight of each qualifying component is proportionally reduced such that the aggregate weight of the qualifying components is exactly 45%, as follows:

a)	For qualifying components 1 through n, (a) the difference between 45% and the aggregate weight of all the qualifying components prior to this reduction and (b) the percent of the total capitalization of the qualifying components that each qualifying component represents, is calculated. The weight of each qualifying component is reduced by an amount that equals a *b(1-

  n), except that the proportional reduction shall not cause any component to have a lesser weight than the component security ranked immediately beneath it. If such a situation should occur, then the next largest component security or securities that would not have otherwise qualified for inclusion in the proportional reduction shall then be included.

6.	The weight that represents the difference between the original aggregate weight and the new weight of 45% for the group of qualifying components is redistributed as follows:

a)	Beginning with the largest small stock, its weight is increased to the nearest whole percentage weight, and in one half percentage increments thereafter until the last iteration causes its weight to exceed the weight of the second largest small stock by 100%, and continuing until no excess weight remains to be distributed, except that:

i.	If the next iteration would cause the subject stock to have a higher weight than the stock ranked immediately above it, the larger stock’s weight is increased to the nearest one half percentage weight and in half percent increments thereafter until the paused iteration would no longer cause the original subject stock to have a higher weight than the stock ranked immediately above it, until no excess weight remains to be distributed, or until the larger stock’s weight exceeds the stock ranked immediately above it, in which case this step is repeated for the next higher weighted stock; and

ii.	Excess weight distributed to the smallest stock will increase its weight to no more than that of the adjusted weight of the second smallest stock; and

iii.	If the smallest stock has been increased to the level of the second smallest stock and excess weight remains to be distributed, then beginning with the largest small stock and continuing downward, the weight of each component is increased by half percentage increments until no excess weight remains, subject to the conditions and remedies of (i) above, except that if insufficient excess weight remains to solve the conditions and remedies of paragraph (i) above, than paragraph (iii) is started with the smallest stock whose weight exceeds the next smallest stock by at least one half percent.

       New share values will be assigned to each component security by calculating the dollar value of each component security’s new percent weight of the original total current market capitalization of the basket, divided by the last sale price of each respective component security.

       This process will be repeated at least semi-annually for implementation at the end of the January and July option expiration if the modified capitalization of a single component or group of components exceed the concentration thresholds stated above as of the last trading day of the previous month, and such rebalancing will be based on actual market capitalizations of the component stocks as determined by actual share amounts and closing prices on the last trading day of the previous month.

        Adjustments for corporate actions are as follows:

  Stock splits – modified share amounts will be adjusted proportionally to the stock price adjustment using the announced split ratio on the effective date of the split. No divisor change should be necessary except for rounding.

  Share changes greater than 5% – due to mergers, acquisitions, or stock repurchase, modified share amounts will be adjusted in proportion to the announced share change. Divisor changes will be necessary.

Adjustments for stock addition or removal are as follows:

  Stock removal – no adjustments to the remaining component modified shares made. Divisor changes will be necessary.

  Stock addition – the modified share weight of a stock addition will be determined in a 4 step process:

    Determine the relative weight rank of the new component’s true capitalization compared to the true capitalization of the current component list (e.g., 14th out of 25);

    Assign a modified capitalization to the new component that is midway between the modified capitalization of the two current components that ranked immediately above and below the new component (e.g., midway between the modified cap of numbers 13 and 14);

    Determine a number of modified shares required to achieve the modified capitalization based on the closing price of the new component on the day immediately prior to its addition; and

    Divisor changes will be necessary.

       In this prospectus supplement, unless the context requires otherwise, references to the PHLX Housing Index will include any successor index and references to PHLX will include any successor to PHLX.

       License Agreement between PHLX and Morgan Stanley. PHLX and Morgan Stanley have entered into a non-exclusive license agreement providing license to Morgan Stanley, and certain of its affiliated and subsidiary companies, in exchange for a fee, of the right to use the PHLX Housing Index, which is owned and published by PHLX, in connection with securities, including the notes.

       The license agreement between PHLX and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

       The notes are not sponsored, endorsed, sold or promoted by the PHLX. The PHLX makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the PHLX Housing Index to track market performance. The PHLX’s only relationship to licensee is the licensing of certain names and marks and of the PHLX Housing Index, which is determined, composed and calculated without regard to the licensee. The PHLX has no obligation to take the needs of the licensee or the owners of the notes into consideration in determining, composing or calculating the PHLX Housing Index. The PHLX is not responsible for and has not participated in any determination or calculation made with respect to the issuance or redemption of the notes. The PHLX has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion or trading of the notes.

       “PHLX Housing SectorSM” and “HGXSM” are service marks of the PHLX and have been licensed for use by Morgan Stanley.

  PHLX Oil Service SectorSM Index

       Morgan Stanley has derived all information contained in this prospectus supplement regarding the PHLX Oil Service SectorSM Index (the “PHLX Oil Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Philadelphia Stock Exchange, Inc., which we refer to as the “PHLX.” The PHLX Oil Index was developed by PHLX and is calculated, maintained and published by PHLX. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of such information.

       The PHLX Oil Index is a price-weighted index composed of fifteen companies that provide oil drilling and production services, oil field equipment, support services and geophysical/reservoir services. The PHLX Oil Index was set to an initial value of 75 on December 31, 1996 and options commenced trading on the PHLX Oil Index on February 24, 1997.

       The PHLX Oil Index is calculated by adding the prices of the component stocks and dividing by the base market divisor, without any regard to capitalization. Typically, the higher priced and more volatile constituent issues will exert a greater influence over the movement of a price-weighted index. The PHLX Oil Index value calculation is described by the following formula:

  Sum of All Component Prices
  Base Market Divisor

       To maintain the continuity of the PHLX Oil Index, the divisor is adjusted to reflect non-market changes in the price of the component securities as well as changes in the composition of the PHLX Oil Index. Changes which may result in divisor adjustments include but are not limited to stock splits, dividends, spin offs, certain rights issuances and mergers and acquisitions.

       License Agreement between the PHLX and Morgan Stanley. PHLX and Morgan Stanley have entered into a non-exclusive license agreement providing license to Morgan Stanley, and certain of its affiliated and subsidiary companies, in exchange for a fee, of the right to use the PHLX Oil Index, which is owned and published by PHLX, in connection with securities.

       The license agreement between PHLX and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

       The notes are not sponsored, endorsed, sold or promoted by the PHLX. PHLX makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the PHLX Oil Index to track market performance. PHLX’s only relationship to the licensee is the licensing of certain names and marks and of the PHLX Oil Index, which is determined, composed and calculated without regard to the licensee. PHLX has no obligation to take the needs of the licensee or the owners of the notes into consideration in determining, composing or calculating the PHLX Oil Index. PHLX is not responsible for and has not participated in any determination or calculation made with respect to the issuance or redemption of the notes.

       PHLX has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion or trading of the PHLX Oil Index.

       “PHLX Oil Service SectorSM Index” and “OSXSM” are service marks of the PHLX, and have been licensed for use by Morgan Stanley.

  Russell 2000® Index

       The Russell 2000® Index is an index calculated, published and disseminated by Frank Russell Company, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories. Morgan Stanley obtained all information contained in this prospectus supplement regarding the Russell 2000 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Frank Russell Company. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the Russell 2000 Index. Frank Russell Company is under no obligation to continue to publish the Russell 2000 Index and may discontinue publication of the Russell 2000 Index at any time.

       All 2,000 stocks are traded on either the NYSE or the AMEX or in the over-the-counter market and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 99% of the U.S. equity market. The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents a small portion of the total market capitalization of the Russell 3000 Index. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

       Selection of stocks underlying the Russell 2000 Index. The Russell 2000 Index is a sub-group of the Russell 3000 Index. To be eligible for inclusion in the Russell 3000 Index, and, consequently, the Russell 2000 Index, a company’s stocks must be listed on May 31 of a given year and Frank Russell Company must have access to documentation verifying the company’s eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

       Only common stocks belonging to corporations incorporated in the U.S. and its territories are eligible for inclusion in the Russell 3000 Index and, consequently, the Russell 2000 Index. The following securities are specifically excluded from the Russell 2000 Index: (i) stocks traded on U.S. exchanges but incorporated in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts; (iii) royalty trusts, limited liability companies, closed-end investment companies and limited partnerships and (iv) bulletin board, pink sheets or over-the-counter traded securities. In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity.

       The primary criteria used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000 Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

       The Russell 2000 Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

       Capitalization Adjustments. As a capitalization-weighted index, the Russell 2000 Index reflects changes in the capitalization, or market value, of the Russell 2000 Component Stocks relative to the capitalization on a base date. The current Russell 2000 Index value is calculated by adding the market values of the Russell 2000 Index’s Russell 2000 Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986. To calculate the Russell 2000 Index, last sale prices will be used for exchange-traded stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Index. In order to provide continuity for the Russell 2000 Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Russell 2000 Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

       Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in corporate filings with the Securities and Exchange Commission. Other sources are used in cases of missing or questionable data.

        The following types of shares are considered unavailable for the purposes of capitalization determinations:

    ESOP or LESOP shares – corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

    Corporate cross-owned shares – when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

    Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies, partnerships, insurance companies, mutual funds, banks or venture capitals;

    Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange; and

    Initial public offering lock-ups – shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

       Corporate Actions Affecting the Russell 2000 Index. The following summarizes the types of Russell 2000 Index maintenance adjustments and indicates whether or not an index adjustment is required:

    “No Replacement” Rule – Securities that leave the Russell 2000 Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000 Index over the past year will fluctuate according to corporate activity.

    Rule for Deletions – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange. When deleting stocks from the Russell 2000 Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange. Exceptions exist for certain corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

    When acquisitions or mergers take place within the Russell 2000 Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final.

    Rule for Additions – The only additions between reconstitution dates are as a result of spin-offs and initial public offerings. Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000 Index at the latest reconstitution.

    Rule for Corporate Action-Driven Changes – Beginning April 1, 2003 changes resulting from corporate actions generally are applied at the open of the ex-date using the previous day’s closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For re- incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

       Updates to Share Capital Affecting the Russell 2000 Index. Each month, the Russell 2000 Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission. Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 2000 Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

       Pricing of Securities Included in the Russell 2000 Index. Effective on January 1, 2002, primary exchange closing prices are used in the daily index calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily index calculations.

       License Agreement between Frank Russell Company and Morgan Stanley. Frank Russell Company and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 2000 Index, which is owned and published by Frank Russell Company, in connection with securities, including the notes.

       The license agreement between Frank Russell Company and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

       The notes are not sponsored, endorsed, sold or promoted by Frank Russell Company. Frank Russell Company makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 2000 Index to track general stock market performance or a segment of the same. Frank Russell Company’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Frank Russell Company as to the advisability of investment in any or all of the securities upon which the Russell 2000 Index is based. Frank Russell Company’s only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Frank Russell Company and of the Russell 2000 Index, which is determined, composed and calculated by Frank Russell Company without regard to Morgan Stanley or the notes. Frank Russell Company is not responsible for and has not reviewed the notes nor any associated literature or publications and Frank Russell Company makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Frank Russell Company reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Frank Russell Company has no obligation or liability in connection with the administration, marketing or trading of the notes.

       FRANK RUSSELL COMPANY DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND FRANK RUSSELL COMPANY SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FRANK RUSSELL COMPANY MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. FRANK RUSSELL COMPANY MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRANK RUSSELL COMPANY HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

       The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the notes.

  The S&P/ASX 200 Index

       The S&P/ASX 200 Index, which we refer to as the ASX 200 Index, is Australia’s premier large capitalization tradeable equity index, and is Australia’s institutional benchmark. The ASX 200 Index was introduced in April 2000 and is maintained by the S&P Australian Index Committee (the “ASX Committee”), a team of representatives from both Standard and Poor’s and the Australian Stock Exchange.

       Composition and Maintenance. The S&P/ASX 200 is composed of the S&P/ASX 100 stocks plus an additional 100 stocks selected by the ASX Committee and represents a significant portion of the total market capitalization of the Australian market. The index essentially covers large-cap and mid-cap stocks evaluated for liquidity and size.

       The S&P/ASX 200 Index weights companies according to the Global Industry Classification Standard (GICS®)SM, which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios. It also enables meaningful comparisons of sectors and industries across regions. Sector indices are available for the S&P/ASX 200 Index.

       The ASX Committee reviews constituents quarterly to ensure adequate market capitalization and liquidity. Both market capitalization and liquidity are assessed using the previous six months’ worth of data. Quarterly review changes take effect on the third Friday of December, March, June and September. The weighting of constituents in the ASX 200 Index is determined by the free float assigned to each stock by the ASX Committee. Each index constituent’s free float is reviewed as part of the March quarterly review.

       Only stocks listed on the ASX are considered for inclusion in the ASX 200 Index. Stocks are assessed based on the average of their previous six-month day-end free float adjusted market capitalization. Only stocks that are actively and regularly traded are considered for inclusion in the ASX 200 Index. A stock’s liquidity is measured relative to its size peers. A minimum free float threshold of 30% exists for a stock to warrant inclusion in the ASX 200 Index.

       Index Calculation. The ASX 200 Index has a base value of 3000. Calculation for the ASX 200 Index is based on stock prices taken from the ASX. The official daily index closing values for price and accumulation indices, are calculated after the market closes and are based on the last traded price for each constituent.

       Global Industry Classification Standard (GICS)SM and GICSSM are service marks of Standard and Poor’s and Morgan Stanley Capital International Inc.; and GICS® is a trademark of Standard & Poor’s and Morgan Stanley Capital International Inc.

       License Agreement between S&P and Morgan Stanley. S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500/ASX 200 Index (the “Index”) in connection with securities, including these notes. The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

       The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general stock market performance. S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the Index, which is determined, composed and calculated without regard to us or the notes. S&P has no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

       S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

       “Standard & Poor’s®,” “S&P®” and “S&P / ASX 200®,” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

  S&P 500® Index

       The S&P 500® Index was developed by Standard & Poor’s® Corporation, which we refer to as S&P®, and is calculated, maintained and published by S&P. Morgan Stanley obtained all information contained in this prospectus supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the S&P 500® Index. S&P is under no obligation to continue to publish the S&P 500 Index and may discontinue publication of the S&P 500® Index at any time.

       The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500 Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any S&P 500 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500 Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

       The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500 Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

       An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

       The actual total Market Value of the S&P 500 Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500 Component Stocks by a number called the “S&P 500 Index Divisor.” By itself, the S&P 500 Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period value of the S&P 500 Index. The S&P 500 Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“S&P 500 Index Maintenance”).

       S&P 500 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

       To prevent the value of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require a S&P 500 Index Divisor adjustment. By adjusting the S&P 500 Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All S&P 500 Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require S&P 500 Index Divisor adjustments.

       The table below summarizes the types of S&P 500® Index maintenance adjustments and indicates whether or not a S&P 500 Index Divisor adjustment is required:

Divisor
Type of Corporate		Adjustment
Action	Adjustment Factor	Required

Stock split	Shares Outstanding multiplied by 2;	No
(i.e., 2-for-1)	Stock Price divided by 2

Share issuance	Shares Outstanding plus newly	Yes
(i.e., change ≥ 5%)	issued Shares

Share repurchase	Shares Outstanding minus	Yes
(i.e., change ≥ 5%)	Repurchased Shares

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus	Yes

Price of Rights
Right Ratio

Spin-Off	Price of parent company minus	Yes

Price of Spinoff Co.
Share Exchange Ratio

       Stock splits and stock dividends do not affect the S&P 500 Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500 Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

       Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500 Index Divisor has the effect of altering the Market Value of the S&P 500 Component Stock and consequently of altering the aggregate Market Value of the S&P 500 Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500 Component Stock, a new S&P 500 Index Divisor (“New S&P 500 Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P 500 Divisor

New S&P 500 Divisor	=	Post-Event Market Value
Pre-Event Index Value

       A large part of the S&P 500® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the S&P 500 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500 Index Divisor.

       The S&P 500® Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons. In March 2005 the official S&P U.S. indices moved half way to float adjustment and in September 2005 the indices moved to full float adjustment.

       License Agreement between S&P and Morgan Stanley. S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the notes.

       The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

       The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to us or the notes. S&P has no obligation to take our needs or the needs of the owners of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

       S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

       “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

  S&P 100® Index

       The S&P 100® Index is calculated, maintained and published by S&P. Morgan Stanley obtained all information contained in this prospectus supplement regarding the S&P 100 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the S&P 100 Index. S&P is under no obligation to continue to publish the S&P 100 Index and may discontinue publication of the S&P 100 Index at any time.

       The S&P 100 Index is a subset of the S&P 500 Index and comprises 100 leading U.S. stocks with exchange-listed options. Constituents of the S&P 100 Index are selected for sector balance. The calculation of the value of the S&P 100 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 100 companies (the “S&P 100 Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 100 similar companies during the base period. The “Market Value” of any S&P 100 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 100 Component Stock.

       The S&P 100 Index was originally developed by the Chicago Board Options Exchange (CBOE), which later transferred the S&P 100 Index to S&P for management. S&P’s U.S. Index Committee, which oversees the S&P 500 Index and other S&P equity indices, maintains the S&P 100 Index. Because the S&P 100 Index is derived from the S&P 500 Index, the S&P 100 Index stocks are also subject to the published S&P 500 criteria for additions and deletions. In addition, only companies included in the S&P 500 Index are eligible for inclusion in the S&P 100Index. All stocks added to the S&P 100 Index must maintain exchange-listed options. Stocks included in the S&P 100 Index must also meet the S&P U.S. Index Committee’s guidelines for sector representation. The sector composition of the S&P 100 Index has remained comparable to the sector composition of the S&P 500 Index. The S&P U.S. Index Committee may remove a company from the S&P 100 Index if the company does not meet the inclusion qualifications or if the index becomes unbalanced in its sector representation. The S&P U.S. Index Committee may also remove any company that violates any of the S&P 500 criteria.

       The S&P 100 Index is calculated using a base-weighted aggregate methodology where the level of the S&P 100 Index reflects the total Market Value of all 100 S&P 100 Component Stocks relative to the S&P 100 Index’s base period.

       An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

       The daily calculation of the S&P 100 Index is computed by dividing the total Market Value of the S&P 100 Component Stocks by a number called the “S&P 100 Index Divisor.” By itself, the S&P 100 Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 100 Index, it is the only link to the original base period value of the S&P 100 Index. The S&P 100 Index Divisor keeps the S&P 100 Index comparable over time and is the manipulation point for all adjustments to the S&P 100 Index (“S&P 100 Index Maintenance”).

       S&P 100 Index Maintenance includes monitoring and completing adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock-price adjustments due to company restructurings or spinoffs.

       To prevent the value of the S&P 100 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 100 Index require a S&P 100 Index Divisor adjustment. By adjusting the S&P 100 Index Divisor for the change in total Market Value, the value of the S&P 100 Index remains constant. This helps maintain the value of the S&P 100 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 100 Index does not reflect the corporate actions of individual companies in the S&P 100 Index. All S&P 100 Index Divisor adjustments are made after the close of trading and after the calculation of the index closing value of the S&P 100 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 100 Index and do not require S&P 100 Index Divisor adjustments.

       The table below summarizes the types of S&P 100 Index maintenance adjustments and indicates whether or not a S&P 100 Index Divisor adjustment is required:

Divisor
Type of Corporate		Adjustment
Action	Adjustment Factor	Required

Stock split	Shares Outstanding multiplied by 2;	No
(i.e., 2-for-1)	Stock Price divided by 2

Share issuance	Shares Outstanding plus newly	Yes
(i.e., change ≥ 5%)	issued Shares

Share repurchase	Shares Outstanding minus	Yes
(i.e., change ≥ 5%)	Repurchased Shares

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value	Yes
minus old company Market Value

Rights Offering	Price of parent company minus	Yes

Price of Rights

Right Ratio

Spin-Off	Price of parent company minus	Yes

Price of Spinoff Co.
Share Exchange Ratio

       Stock splits and stock dividends do not affect the S&P 100 Index Divisor of the S&P 100 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 100 Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

       Each of the corporate events exemplified in the table requiring an adjustment to the S&P 100 Index Divisor has the effect of altering the Market Value of the S&P 100 Component Stock and consequently of altering the aggregate Market Value of the S&P 100 Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 100 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 100 Component Stock, a new S&P 100 Index Divisor (“New S&P 100 Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P 100 Divisor

New S&P 100 Divisor	=	Post-Event Market Value
Pre-Event Index Value

       A large part of the S&P 100 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 100 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 100 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the S&P 100 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 100 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 100 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 100 Index Divisor.

       The S&P 100 Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons. In March 2005 the official S&P U.S. indices moved half way to float adjustment and in September 2005 the indices moved to full float adjustment.

       License Agreement between S&P and Morgan Stanley. S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 100 Index, which is owned and published by S&P, in connection with securities, including the notes.

       The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

       The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 100 Index to track general stock market performance. S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 100 Index, which is determined, composed and calculated by S&P without regard to us or the notes. S&P has no obligation to take our needs or the needs of the owners of the notes into consideration in determining, composing or calculating the S&P 100 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

       S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 100 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 100 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 100 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

       “Standard & Poor’s®,” “S&P®,” “S&P 100®,” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

  S&P 400® (Midcap) Index

       Morgan Stanley obtained all information contained in this prospectus supplement regarding the S&P 400® (Midcap) Index, which we refer to as the S&P MidCap Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the S&P MidCap Index. S&P is under no obligation to continue to publish the S&P MidCap Index and may discontinue publication of the S&P MidCap Index at any time.

       The S&P MidCap Index is published by S&P and is intended to provide a benchmark for performance measurement of the medium capitalization segment of the U.S. equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1 billion to $4 billion. The calculation of the value of the S&P MidCap Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 400 companies (the “S&P Midcap Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 400 similar companies during the base period of June 28, 1991. The “Market Value” of any S&P Midcap Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P Midcap Component Stock. S&P chooses companies for inclusion in the S&P MidCap Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P MidCap Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the Market Value and trading activity of the common stock of that company.

       The S&P MidCap Index is calculated using a base-weighted aggregate methodology: the level of the S&P MidCap Index reflects the total Market Value of all 400 S&P Midcap Component Stocks relative to the S&P MidCap Index’s base period of June 28, 1991 (the “Base Period”). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

       The actual total Market Value of the S&P Midcap Component Stocks during the Base Period has been set equal to an indexed value of 100. This is often indicated by the notation June 28, 1991=100. In practice, the daily calculation of the S&P MidCap Index is computed by dividing the total Market Value of the S&P Midcap Component Stocks by a number called the “S&P MidCap Index Divisor.” By itself, the S&P MidCap Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P MidCap Index, it is the only link to the original base period value of the S&P MidCap Index. The S&P MidCap Index Divisor keeps the S&P MidCap Index comparable over time and is the manipulation point for all adjustments to the S&P MidCap Index (“S&P MidCap Index Maintenance”). S&P MidCap Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spinoffs.

       To prevent the value of the S&P MidCap Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P MidCap Index require a S&P MidCap Index Divisor adjustment. By adjusting the S&P MidCap Index Divisor for the change in total Market Value, the value of the S&P MidCap Index remains constant. This helps maintain the value of the S&P MidCap Index as an accurate barometer of stock market performance and ensures that the movement of the S&P MidCap Index does not reflect the corporate actions of individual companies in the S&P MidCap Index. All S&P MidCap Index Divisor adjustments are made after the close of trading and after the calculation of the index closing value of the S&P MidCap Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P MidCap Index and do not require S&P MidCap Index Divisor adjustments.

       The table below summarizes the types of S&P MidCap Index maintenance adjustments and indicates whether or not a S&P MidCap Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required

Stock split	Shares Outstanding
(i.e., 2-for-1)	multiplied by 2; Stock Price
	divided by 2	No

Share issuance	Shares Outstanding plus
(i.e., change > 5%)	newly issued Shares	Yes

Share repurchase	Shares Outstanding minus
(i.e., change > 5%)	Repurchased Shares	Yes

Special cash	Share Price minus Special
dividends	Dividend	Yes

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required

Company change	Add new company Market
Value minus old company
	Market Value	Yes

Rights offering	Price of parent company
minus
Price of Rights
	Right Ratio	Yes

Spin-Off	Price of parent company
minus
Price of Spinoff Co.
	Share Exchange Ratio	Yes

       Stock splits and stock dividends do not affect the S&P MidCap Index Divisor of the S&P MidCap Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P Midcap Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

       Each of the corporate events exemplified in the table requiring an adjustment to the S&P MidCap Index Divisor has the effect of altering the Market Value of the S&P Midcap Component Stock and consequently of altering the aggregate Market Value of the S&P Midcap Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P MidCap Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P Midcap Component Stock, a new S&P MidCap Index Divisor (“New S&P MidCap Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P MidCap Divisor

New S&P MidCap Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

       A large part of the S&P MidCap Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P MidCap Index companies. Four times a year, on a Friday near the end of each calendar quarter, the share totals of companies in the S&P MidCap Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the S&P MidCap Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P MidCap Index. In addition, any changes over 5% in the current common shares outstanding for the S&P MidCap Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P MidCap Index Divisor.

       The S&P MidCap Index and S&P’s other U.S. indices have adopted a float adjustment methodology so that the indices reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

       License Agreement between Standard & Poor’s Corporation and Morgan Stanley. S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P MidCap Index, which is owned and published by S&P, in connection with securities, including the notes.

       The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

       The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P MidCap Index to track general stock market performance. S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P MidCap Index, which is determined, composed and calculated by S&P without regard to us or the notes. S&P has no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the S&P MidCap Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

       S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P MIDCAP INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P MIDCAP INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P MIDCAP INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

       “Standard & Poor’s®,” “S&P®,” “S&P 400®,” “Standard & Poor’s MidCap 400® Index” and “S&P MidCap Index” are trademarks of Standard & Poor’s Corporation and have been licensed for use by Morgan Stanley.

  The Swiss Market Index®

       The Swiss Market Index was introduced on June 30, 1988 with a baseline value of 1500 points at that date. The Swiss Market Index is updated in real time after each transaction and published every second.

  Composition and Maintenance. The Swiss Market Index is made up of 20 of the largest, most liquid Swiss stocks of the Swiss Performance Index and represents approximately 90% of the free-float capitalization of the Swiss equity market.

       The composition of Swiss Market Index is reviewed annually, and in order to ensure a high degree of continuity in the composition of the Swiss Market Index, the component stocks are subject to a special procedure for adding them to or removing them from the Swiss Market Index based on free float market capitalization and liquidity. The resulting adjustments to the index are made regularly once a year. The composition of the Swiss Market Index is usually changed on January 1 or July 1 after advance notice of at least six months.

  Index Calculation. The Swiss Market Index is calculated according to the “Laspeyres formula” using a weighted arithmetic mean over a defined selection of securities. The current index level is calculated by dividing the sum of the market capitalizations of the securities contained in the index by the divisor. The divisor is a technical number which is adjusted to account for changes in the market capitalization of the component stocks due to certain corporate events. A new divisor is calculated on the evening of the day before a corporate event takes effect.

       Dividend payments on the component stocks of the Swiss Market Index are taken into account in calculating the value of the Swiss Market Index. Regular dividends are not considered corporate events and do not result in a recalculation of the divisor, though extraordinary dividends which are not part of a company’s ordinary dividend policy are considered corporate events and do result in a recalculation of the divisor.

       The stocks included in the Swiss Market Index are weighted according to their free float. This means that large share packages that reach or exceed the threshold of 5% are subtracted from the total market capitalization. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Registry. Conditional and authorized capital does not count as issued and outstanding equity capital. The free float is calculated on the basis of listed shares only. Where a company has different categories of listed securities, these are considered separately for the purpose of calculating the index. In principle, shares in fixed ownership (and therefore excluded from total market capitalization) are deemed to be those that have been reported to the SWX Swiss Exchange by a person or group of persons whose shareholding has exceeded certain relevant threshold values under Swiss law. Shares of persons and groups of persons who are subject to a shareholder agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company are also deemed to be in fixed ownership.

       License Agreement between SWX Swiss Exchange and Morgan Stanley. The license agreement between SWX Swiss Exchange and Morgan Stanley provides that the following language must be set forth in the prospectus supplement:

       The notes are not in any way sponsored, endorsed, sold or promoted by the SWX Swiss Exchange and the SWX Swiss Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SPI® index and/or the figure at which the said Index stands at any particular time on any particular day or otherwise. The SPI® index is compiled and calculated solely by the SWX Swiss Exchange. However, the SWX Swiss Exchange shall not be liable (whether in negligence or otherwise) to any person for any error in the SPI® index and the SWX Swiss Exchange shall not be under any obligation to advise any person of any error therein.

       SWX®, SWX Swiss Exchange®, SPI®, Swiss Performance Index (SPI) ®, SMI®, Swiss Market Index (SMI) ®, SPI EXTRA®, SMIM®, SMI Expanded®, SXI®, SXI LIFE SCIENCES®, SXI Bio+Medtech®, SLI™, SLI Swiss Leader Index™, SBI®, SBI Swiss Bond Index®, VSMI® and SWX Immobilienfonds Index® are registered trademarks, the use of which is subject to licence.

  Tokyo Stock Price Index

       The Tokyo Stock Price Index (the “TOPIX Index®”) is published by Tokyo Stock Exchange, Inc. (“TSE”). Morgan Stanley has derived all information regarding the TOPIX Index, including its method of calculation, from publicly available sources, including the websites of the Tokyo Stock Exchange and other sources it believes to be reliable. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of such information, nor incorporate any such information into this prospectus supplement.

       The TOPIX Index was developed by the TSE. Publication of the TOPIX Index began on July 1, 1969, based on a base index value of 100 as of January 4, 1968. The TOPIX Index is computed and published every 15 seconds via TSE’s Market Information System, and is reported to securities companies across Japan and available worldwide through computerized information networks.

       The component stocks of the TOPIX Index consist of all common domestic stocks listed on the First Section of the TSE which have an accumulative length of listing of at least six months. The TOPIX Index measures changes in the aggregate market value of these stocks. The TSE domestic stock market is divided into two sections: the First Section and the Second Section. Listings of stocks on the TSE are divided between these two sections, with stocks listed on the First Section typically being limited to larger, longer established and more actively traded issues and the Second Section to smaller and newly listed companies. The component stocks of the TOPIX Index are determined based on market capitalization and liquidity. Review and selection of component stocks is conducted semiannually, based on market data as of the base date for selection.

       The TOPIX Index is a free float adjusted market capitalization weighted index, with the market price of each component stock multiplied by the number of shares listed (as adjusted by multiplying the Free-Float Weight (“FFW”) to take into account only the listed shares deemed to be available for trading in the market). The TSE is responsible for calculating and maintaining the TOPIX Index, and can add, delete or substitute the stocks underlying the TOPIX Index or make other methodological changes that could change the value of the TOPIX Index. The underlying stocks may be removed, if necessary, in accordance with deletion/addition rules which provide generally for the deletion of a stock from the TOPIX Index if such stock ceases to meet the criteria for inclusion. Stocks listed on the Second Section of the TSE may be transferred to the First Section if they satisfy applicable criteria. Such criteria include numerical minimum values for number of shares listed, number of shareholders and average monthly trading volume, among others. Similarly, when a First Section stock falls within the coverage of TSE rules prescribing reassignment thereof to the Second Section, such stock will be removed from the First Section.

       The TOPIX Index is not expressed in Japanese Yen, but is presented in terms of points (as a decimal figure) rounded off to the nearest one-hundredth. The TOPIX Index is calculated by multiplying 100 by the figure obtained by dividing the current free-float adjusted market value (the current market price per share at the time of the index calculation multiplied by the number of common shares listed on the First Section of the TSE at the same instance (as adjusted by multiplying the FFW)) (the “TOPIX Current Market Value”) by the base market value (i.e., the TOPIX Current Market Value on the base date) (the “TOPIX Base Market Value”).

        The calculation of the TOPIX Index can be represented by the following formula:

TOPIX Index	=	TOPIX Current Market Value	x	100
TOPIX Base Market Value

       In order to maintain continuity, the TOPIX Base Market Value is adjusted from time to time to ensure that it reflects only price movements resulting from auction market activity, and to eliminate the effects of other factors and prevent any instantaneous change or discontinuity in the level of the TOPIX Index. Such factors include, without limitation: new listings; delistings; new share issues either through public offerings or through rights offerings to shareholders; issuance of shares as a consequence of exercise of convertible bonds or warrants; and transfer of listed securities from the First Section to the Second Section of the TSE.

        The formula for the adjustment is as follows:

Adjusted Market Value on	=	(Adjusted Market Value on Adjustment
Adjustment Date		Date ± Adjustment Amount)
TOPIX Base Market Value		TOPIX Base Market Value after
before adjustment		adjustment

       Where, adjustment amount is equal to the changes in the number of shares included in the calculation of the index multiplied by the price of those shares used for the purposes of the adjustment.

        Therefore,

	=	Old TOPIX Base Market Value x
New TOPIX Base Market		(Adjusted Market Value on Adjustment Date ±
Value		Adjustment Amount)
Adjusted Market Value on Adjustment Date

       The TOPIX Base Market Value remains at the new value until a further adjustment is necessary as a result of another change. As a result of such change affecting the TOPIX Current Market Value or any stock underlying the TOPIX Index, the TOPIX Base Market Value is adjusted in such a way that the new value of the TOPIX Index will equal the level of the TOPIX Index immediately prior to such change.

       No adjustment is made to the TOPIX Base Market Value, however, in the case of events such as stock splits or decreases in capital without compensation, which theoretically do not affect market value.

       License Agreement between TSE and Morgan Stanley. Morgan Stanley has entered into a non-exclusive license agreement with TSE providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the TOPIX Index, which is owned and published by the TSE, in connection with securities, including the notes.

       The license agreement between the TSE and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

       (i) The TOPIX Index Value and the TOPIX Trademarks are subject to the intellectual property rights owned by the TSE and the TSE owns all rights relating to the TOPIX Index, such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Trademarks.

       (ii) The TSE shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Trademarks or cease the use thereof.

       (iii) The TSE makes no warranty or representation whatsoever, either as to the results stemming from the use of the TOPIX Index Value and the TOPIX Trademarks or as to the figure at which the TOPIX Index Value stands on any particular day.

       (iv) The TSE gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein. Further, the TSE shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value.

        (v) The notes are in no way sponsored, endorsed or promoted by the TSE

       (vi) The TSE shall not bear any obligation to give an explanation of the notes or any advice on investments to any purchaser of the notes or to the public.

       (vii) The TSE neither selects specific stocks or groups thereof nor takes into account any needs of the issuer or any purchaser of the notes, for calculation of the TOPIX Index Value.

       (viii) Including but not limited to the foregoing, the TSE shall not be responsible for any damage resulting from the issue and sale of the notes.

       “TOPIX®” and “TOPIX Index®” are trademarks of the TSE and have been licensed for use by Morgan Stanley. The notes have not been passed on by the TSE as to their legality or suitability. The notes are not issued, endorsed, sold or promoted by the TSE. THE TSE MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.